    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 2003

                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------

                                   FORM F-10
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------

                             SIERRA WIRELESS, INC.
             (Exact name of registrant as specified in its charter)

        BRITISH COLUMBIA, CANADA                             3663                                    91-1876341
   (Province or other jurisdiction of            (Primary Standard Industrial           (I.R.S. Employer Identification No.)
     incorporation or organization)               Classification Code Number)

                            ------------------------

                               13811 WIRELESS WAY
                           RICHMOND, BRITISH COLUMBIA
                                 CANADA V6V 3A4
                                 (604) 231-1100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                       ----------------------------------

                           MICHAEL MCARTHUR-PHILLIPS
                           DAVIS WRIGHT TREMAINE LLP
                                   23RD FLOOR
                             1300 S.W. FIFTH AVENUE
                             PORTLAND, OREGON 97201
                                 (503) 241-2300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                       ----------------------------------

                                   Copies to:

     PETER C. KALBFLEISCH               PETER ROBERTS                  RICHARD BALFOUR                  DANIEL CLIVNER
        MICHAEL RAVEN              CHIEF FINANCIAL OFFICER              MICHAEL URBANI                   YOUNGMI NASH
BLAKE, CASSELS & GRAYDON LLP        SIERRA WIRELESS, INC.           MCCARTHY TETRAULT LLP             SIMPSON THACHER &
         SUITE 2600,                  13811 WIRELESS WAY                 SUITE 1300                     BARTLETT LLP
     THREE BENTALL CENTRE         RICHMOND, BRITISH COLUMBIA            PACIFIC CENTER             10 UNIVERSAL CITY PLAZA
      595 BURRARD STREET               CANADA V6V 3A4                777 DUNSMUIR STREET                 SUITE 1850
 VANCOUVER, BRITISH COLUMBIA           (604) 231-1100            VANCOUVER, BRITISH COLUMBIA             LOS ANGELES,
       CANADA V7X 1L3                                                  CANADA V7Y 1K2                  CALIFORNIA 91608
       (604) 631-3300                                                  (604) 643-7100                  (818) 755-7000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                          PROVINCE OF BRITISH COLUMBIA
               (Principal Jurisdiction regulating this offering)
                       ----------------------------------

It is proposed that this filing shall become effective (check appropriate box)

A. / / Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.   /X/  At some future date (check the appropriate box below)
     1. / / Pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar dates after filing).
     2. / / Pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
     3. / / Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registration or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
     4. /X/ After the filing of the next amendment to this Form (if preliminary material is being filed).

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf
prospectus offering procedures, check the following box.   / /
                       ----------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
           TO BE REGISTERED                REGISTERED (1)        PER SHARE (2)       OFFERING PRICE      REGISTRATION FEE
Common Shares, no par value per
 share.................................       4,600,000             $17.08             $78,568,000           $9,954.57

(1) Includes up to 600,000 common shares which the underwriters have the option to purchase solely to cover over-allotments, if any. See section titled "Underwriting."

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the high and the low sales prices of Sierra Wireless common shares on the Nasdaq National Market on November 3, 2003 of $17.08 per share.
                       ----------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE ACT, MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I
         INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

The information in this prospectus is not complete and may be changed. Neither Sierra Wireless nor the Selling Shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 4, 2003

PROSPECTUS

                                4,000,000 SHARES

                                     [LOGO]

                                 Common Shares
   -------------------------------------------------------------------------

    This is an offering of common shares of Sierra Wireless, Inc. Of the 4,000,000 common shares being offered, Sierra Wireless is selling
3,842,222 common shares and the selling shareholders are selling 157,778 common shares. We will not receive any of the proceeds from the sale of common shares by the selling shareholders.

    Our common shares are quoted on the Nasdaq National Market under the symbol "SWIR" and listed on the Toronto Stock Exchange under the symbol "SW." On November 3, 2003, the last reported sale price of our common shares on the Nasdaq National Market was US$17.14 per share and on the Toronto Stock Exchange was CDN$ 22.81 per share.

    INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS.

    WE ARE PERMITTED, UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

    OWNING THE COMMON SHARES MAY SUBJECT YOU TO TAX CONSEQUENCES BOTH IN THE UNITED STATES AND CANADA. THIS PROSPECTUS MAY NOT DESCRIBE THESE TAX CONSEQUENCES FULLY. YOU SHOULD READ THE TAX DISCUSSION UNDER "CERTAIN TAX CONSIDERATIONS FOR U.S. SHAREHOLDERS."

    YOUR ABILITY TO ENFORCE CIVIL LIABILITIES UNDER THE UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BECAUSE WE ARE INCORPORATED IN CANADA, SOME OF OUR OFFICERS AND DIRECTORS NAMED IN THIS PROSPECTUS ARE CANADIAN RESIDENTS, AND A MAJORITY OF OUR ASSETS AND THE ASSETS OF THOSE OFFICERS AND DIRECTORS ARE LOCATED OUTSIDE OF THE UNITED STATES.

                                                              PER SHARE      TOTAL
                                                              ----------   ----------
Public Offering Price.......................................  $            $
Underwriting Discounts......................................  $            $
Proceeds to Sierra Wireless (before expenses)...............  $            $
Proceeds to Selling Shareholders (before expenses)..........  $            $

    The public offering price for common shares offered under this prospectus is payable in U.S. dollars.

    We have granted the underwriters a 30-day option to purchase up to 600,000 additional common shares to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The underwriters expect to deliver the common shares on or about       ,
2003.
--------------------------------------------------------------------------------

LEHMAN BROTHERS                                               CIBC WORLD MARKETS

             , 2003

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
PROSPECTUS SUMMARY..........................................      3
EXCHANGE RATE DATA..........................................     11
RISK FACTORS................................................     12
FORWARD-LOOKING STATEMENTS..................................     19
USE OF PROCEEDS.............................................     20
CAPITALIZATION..............................................     21
RECENT ACQUISITION OF AIRPRIME..............................     21
DIRECTORS AND OFFICERS......................................     22
DESCRIPTION OF SHARE CAPITAL................................     23
CERTAIN TAX CONSIDERATIONS FOR U.S. SHAREHOLDERS............     24
SELLING SHAREHOLDERS........................................     29
UNDERWRITING................................................     31
LEGAL MATTERS...............................................     34
EXPERTS.....................................................     34
AUDITORS, TRANSFER AGENT AND REGISTRAR......................     35
DOCUMENTS INCORPORATED BY REFERENCE.........................     35
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................     36
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT.......     37

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone, including the selling shareholders, to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholders are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this document may only be accurate as of the date on the front cover of this prospectus.

    This prospectus contains forward looking statements which involve risks and uncertainties. See the section titled "Forward-Looking Statements."

    IN THIS PROSPECTUS, "SIERRA WIRELESS," "COMPANY," "WE," "US" AND "OUR" EACH REFERS TO SIERRA WIRELESS, INC. AND ITS CONSOLIDATED SUBSIDIARIES UNLESS THE CONTEXT REQUIRES OTHERWISE.

    Certain names used in this prospectus are our trademarks. This prospectus also includes references to trademarks, product names and company names of other companies.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON SHARES. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING THE SECTION TITLED "RISK FACTORS" AND THE DOCUMENTS AND FINANCIAL STATEMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. WE PUBLISH OUR FINANCIAL STATEMENTS IN UNITED STATES DOLLARS IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES, OR U.S. GAAP, AND IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA, OR CANADIAN GAAP. EXCEPT AS OTHERWISE INDICATED, ALL REFERENCES TO "$," "US$" OR "DOLLARS" IN THIS PROSPECTUS REFER TO UNITED STATES DOLLARS AND ALL REFERENCES TO "CDN$" REFER TO CANADIAN DOLLARS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED.

                             SIERRA WIRELESS, INC.

    We provide highly differentiated wireless solutions worldwide. We develop and market a broad range of products that include wireless data modems for portable computers, embedded modules for original equipment manufacturers, or OEMs, rugged vehicle-mounted modems and mobile phones. Our products permit users to access wireless data and voice networks using notebook computers, personal digital assistants, or PDAs, vehicle-based systems or mobile phones.

    Wireless data communications is an expanding market positioned at the convergence of wireless communications, portable computing and the Internet, each of which represents a growing market. Our products are entirely based on open standards, including the Internet protocol, and operate on the networks of major wireless communications service providers.

    Our products are primarily used by businesses and government organizations to enable their employees access to a wide range of wireless data applications including Internet access, e-mail, messaging, corporate intranet access, remote database inquiry and computer aided dispatch. We sell our products both directly to end-users and through indirect channels, including wireless operators, resellers and OEMs. For the nine months ended September 30, 2003, our top ten customers included AT&T Wireless, Audiovox, Handspring, Sprint PCS, Verizon Wireless and Vodafone. We have a global customer base, and 36% of our revenue for the nine months ended September 30, 2003 was from customers outside of North America.

    On August 12, 2003, we announced the completion of our acquisition of AirPrime, Inc., a privately-held supplier of high-speed wireless data communications products. Under the terms of the acquisition, we issued 3,708,521 of our common shares to the shareholders of AirPrime. The acquisition provides us with additional knowledge and expertise in CDMA technology as well as a staff of over 70 research and development, engineering, product marketing, manufacturing and technical sales professionals. We believe that the acquisition enables us to offer a broader product line of wireless communications products to a wider range of customers and also strengthens our engineering team to develop new products.

    We continue to focus on creating innovative products and introducing new products to the market based upon the latest wireless technology. As an example, approximately 94% of our revenue for the quarter ended September 30, 2003 came from products that became commercially available since January 2002. On
October 7, 2003, we announced the introduction of our Voq line of professional wireless mobile phones and value-added software to deliver a converged mobile telephony and e-mail solution, commonly referred to as a Smartphone, targeted at business users. Our new Voq Smartphone will be based on Microsoft Windows Mobile-TM- software for Smartphones and will feature both a familiar mobile phone keypad and a unique flip-open QWERTY thumbpad. The first Voq-branded Smartphone is expected to be commercially available in the first half of 2004.

OUR PRODUCTS

    Our current product line of wireless solutions includes wide area wireless PC cards, embedded modules that are built into OEMs' computers and other devices, vehicle-mounted modems and enabling software. In addition, we have a number of new products under development, including our recently announced Voq Smartphone product line.

WIDE AREA WIRELESS PC CARDS AND EMBEDDED MODULES

    The following table outlines our current product offerings for wireless network PC cards and embedded modules:

PRODUCT
---------------------------------------------------------------------------------------------------------------
  TYPE    PRODUCT CLASS                  DESCRIPTION                  PRODUCTS     COMPATIBLE NETWORK/TERRITORY
---------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           Wide-area wireless network interface cards,  AirCard 750   Tri-band GSM/GPRS
                           or NICs, providing local area network, or                  world-wide.
                           LAN-like connectivity for computer users on
          AirCard 700      the GSM/GPRS networks. Using these           AirCard 710   Single-band for North
          Series           modems, mobile computer users have full                    American GPRS.
                           access to e-mail, intranet, corporate
                           applications and full Web browsing where
                           GPRS network service is available.
          -------------------------------------------------------------------------------------------------------
                           Wide-area wireless NICs, providing LAN-like  AirCard 550   Single-band for Sprint PCS
          AirCard 500      connectivity for computer users on the       AirCard 555   CDMA2000 1X network.
          Series           CDMA2000 1X networks. Compatible with CDMA                 Dual-band North American
                           1S95-A and CDMA 1S95-B networks.                           and Asia-Pacific cellular
                                                                                      and PCS networks.
          -------------------------------------------------------------------------------------------------------
                           Wide-area wireless modem cards, providing    PC3200        Single-band for Sprint PCS
                           LAN-like connectivity for computer users on  PC3220        CDMA2000 1X network.
WIRELESS                   the CDMA network. Positioned as "value                     Dual-band cellular and PCS
NETWORK   PC 3200 Series   priced" alternatives to the AirCard 500                    in North America.
 CARDS                     Series and sold under private labels to
                           channel or wireless operators. Acquired
                           from AirPrime.
          -------------------------------------------------------------------------------------------------------
                           Wide-area wireless modem card, providing     PC5220        Dual-band CDMA2000 1X EV-DO
          PC 5200 Series   users with access at broadband speeds from                 networks.
                           computers to corporate applications, e-mail
                           and the Internet. Acquired from AirPrime.
          -------------------------------------------------------------------------------------------------------
                           First wireless NIC offering a true           AirCard 300   CDPD networks.
          AirCard 300      extension of the desktop or LAN work
          Series           environment while on the road. Compatible
                           with all major PC and handheld operating
                           systems.
-----------------------------------------------------------------------------------------------------------------
                           Embedded modules deliver wireless data and   SB555         CDMA2000 1X.
          SB Embedded      voice connectivity that OEMs intergrate      EM3240        CDMA2000 IX.
EMBEDDED  Modules          into products ranging from handheld          EM3205        CDMA2000 1X.
MODULES                    computers, PDAs, laptops, Smartphones and
          EM Embedded      mobile terminals, to fixed terminals
          Modules          including industrial meters, and monitoring
                           equipment.
-----------------------------------------------------------------------------------------------------------------

------------

SIERRA WIRELESS MP MODEM PRODUCT LINE

    The Sierra Wireless MP product line consists of a group of rugged, high powered, vehicle-mounted modems including the MP200 GPS, MP750 GPS and MP555 GPS. Generally, these products are mounted in a vehicle and are physically connected to a computer or data terminal. The Sierra Wireless MP product line is designed to operate in harsh conditions, including extremes of temperature, humidity, vibration and vehicle ignition noise. All three of our MP products come with fully integrated global positioning system (or GPS) capability as a standard feature. The Sierra Wireless MP555 GPS is our newest addition to the MP product line. The MP555 GPS operates on CDMA2000 1X networks and is designed to withstand the same harsh conditions as its MP predecessors. The MP750 GPS was also recently added to the MP product line. The MP750 GPS has capabilities nearly identical to that of the MP555 GPS and is designed to operate on GSM/GPRS networks worldwide. Both the MP555 GPS and MP750 GPS commenced commercial shipments in 2003. These two products are intended to provide our existing
MP200 GPS customers with a migration path to the latest wireless network technologies. The MP200 GPS commands a strong share of the market for rugged modems that support CDPD technology and is still offered as part of our MP product line. Common applications for Sierra Wireless MP products include:

    - Police officers looking up license plates, checking criminal databases, communicating with the dispatcher and other officers and filing service reports from a patrol car; and

    - Utility field service technicians receiving dispatch instructions, consulting service instructions and diagrams, filing service call reports and time sheets.

ENABLING SOFTWARE

    Our line of software allows our modems and devices to work with notebook and handheld computers and other devices:

    - SIERRA WIRELESS WATCHER SOFTWARE is a graphical user interface designed for everyday use with our modems. While the modem is in use, the Watcher program provides ongoing information on registration status and signal strength and allows the user to switch operating modes where applicable. Sierra Wireless Watcher supports all major PC and handheld operating systems;

    - SIERRA WIRELESS WIRELESSEXPERT SOFTWARE is a utility used for modem installation and configuration. Sierra Wireless WirelessExpert offers the end-user an easy and quick path to install our modems by following a short series of "fill in the blank" screens. This software is bundled with Sierra Wireless Watcher for notebook PCs and handheld computers; and

    - DEVELOPER'S CENTRAL, INCLUDING SIERRA WIRELESS SOFTWARE DEVELOPMENT KITS, provide tools and information that support developers in their integration of Sierra Wireless products into applications. Using these tools, developers can include important modem status information into their own user interface. This level of integration supports easy-to-use, complete bundled solutions.

FUTURE PRODUCTS

    We continually test and develop new products and technologies that will allow us to take advantage of the expanding and changing wireless market.

    Our new Voq-branded Smartphones will be based on the soon-to-be-released 2003 edition of Microsoft Windows Mobile-TM- software for Smartphones and will feature both a familiar phone keypad and a unique flip-open QWERTY thumbpad. The Voq product line also includes other hardware and software innovations for easy information navigation and retrieval, text entry and e-mail that is automatically updated. The first Voq product lines operate on global GSM/GPRS mobile networks and we expect to begin commercial shipments in the first half of 2004.

    The following emerging wireless standards are areas of significant new product development interest for us:

    - EDGE is designed to offer packet data communications at speeds of up to 384 kbps over suitably configured networks using the Emerging Data rates for Global Evolution, or EDGE, standard. This technology is on the evolution path of several GSM network operators in North America, Europe and Asia;

    - UMTS is designed to offer transmission of text, digitized voice, video and multimedia at broadband speeds. Once fully implemented, it will allow customers to remain attached to the Internet at high-speeds while on the move. UMTS is an evolutionary path for GSM, TDMA, GPRS and EDGE networks; and

    - CDMA 1XEV-DO is designed to offer wireless access to e-mail, the Internet and corporate applications at speeds of up to 2.4 mbps through the AirCard 580, which is expected to be commercially available in 2004. Our commercially available PC5220 wireless modem card supports this technology as does our recently announced AirCard 580, which is expected to be commercially available in early 2004.

DISTRIBUTION

    Our products are used by a variety of end-users, ranging from sales people and mobile executives, to police officers and utility workers. We have built a distribution channel that responds to the unique purchasing and usage requirements of our customer base. Historically, a substantial majority of our sales have come from North American markets. As our wireless technology platforms have diversified, we have built sales and distribution teams to focus on developing our business outside of North America. Currently, we have dedicated sales and distribution teams for the European, Asia Pacific and North America regions. Our approach to distribution takes advantage of our existing relationships with wireless operators, resellers and OEMs in order to maximize the productivity of our sales team.

WIRELESS OPERATORS

    Wireless operators play two key roles in our distribution strategy. First, wireless operators are often resellers for us, purchasing our products and then reselling them to end-user customers. Second, the wireless operator sales team often works with our sales team to jointly sell wireless solutions and our equipment to the end-user customer. The wireless operator channel provides us with extended customer reach, while the operators are able to leverage our wireless data expertise to help sell their products and services. We have invested a great deal of time and resources in cultivating our relationships with wireless operators and view these relationships as a critical success factor and competitive differentiator.

RESELLERS

    Resellers purchase our products either directly from us or from a distributor, and resell them to end-user customers. In order to support resellers who prefer to purchase through a distributor, we have selectively formed distribution relationships. Distributors ensure that our products are available to a large number of resellers that buy products.

    Resellers generally combine our modems with other elements of an overall solution, such as computer hardware and application software, and deliver a complete solution to the end-user customer. Resellers include computer resellers, wide area network resellers, application developers, system integrators, wireless Internet service providers, wireless application service providers and big box retailers. This channel provides us with direct access to markets and users that are often not served by the large wireless operators.

ORIGINAL EQUIPMENT MANUFACTURERS

    Original equipment manufacturers represent companies that integrate our modem technology into devices they manufacture and sell to end-user customers through their own direct sales force and indirect distribution channels. Our modems are integrated into a range of devices, such as PDAs, Smartphones and notebook computers.

DIRECT SALES

    A small percentage of our end-user customers choose to purchase products directly from us. Typically, these are accounts requiring direct sales and technical support, or existing customers ordering additional products or accessories. Direct sales are facilitated through our Web site, inside sales department and regionally organized sales team.

CUSTOMER SUPPORT

    We provide customers, wireless operators and other channel partners with product and technical support in several languages using telephone, e-mail and our Web site. Online resources include product documentation, technical specifications, frequently asked questions, application notes, troubleshooting notes, troubleshooting tools, and software downloads.

MANUFACTURING

    We outsource most of our manufacturing services, including parts procurement, kitting, assembly and repair. We believe that outsourcing allows us to:

    - Focus on research and development, sales and marketing;

    - Participate in contract manufacturer economies of scale;

    - Access high quality manufacturing resources;

    - Achieve rapid production scalability; and

    - Reduce equipment capital costs and equipment obsolescence risk.

    In addition, we perform certain manufacturing related functions in-house, including manufacturing engineering, and development of manufacturing test procedures and fixtures.

    Our products are currently manufactured by Flextronics, Solectron and Creation Technologies. We use Flextronics as our primary contract manufacturer to provide an end-to-end supply chain solution. This includes design support, procurement, low cost manufacturing and repair in China and global fulfillment services from Memphis, Tennessee. By using their fully integrated supply chain services, we expect to reduce product costs, improve alignment with our increasingly international customer base and achieve increased operating efficiencies and scalability. We expect to continue to have products from the AirPrime acquisition built at Solectron facilities in Mexico and to continue this relationship on selected other products. We expect that Creation Technologies in Canada will continue to build our vehicle-mounted modems.

OUR STRATEGY

    Our objective is to be the premier global provider of highly differentiated wireless solutions. We intend to continue to pursue this objective while maintaining a profitable business model. Key elements of our strategy include:

    EXPAND OUR MARKET POSITION. We believe we can continue to take advantage of the significant growth opportunities in our business. We intend to maintain and enhance our market position in North America and continue to grow our market share in Europe and Asia by delivering reliable, high quality products that satisfy the needs of our customers and marketing partners. We target broader market opportunities through increased investment in developing our distribution channels and sales and marketing resources and systems. By outsourcing most of our manufacturing processes, we are able to focus on the creation of new products as well as the improvement of current products through feature enhancements and the introduction of additional product variants with new functionality and price point combinations.

    EXPAND AND DIVERSIFY OUR PRODUCT LINES. We currently offer a broad range of products targeted for the growth in demand for data access from advanced wireless networks based on CDMA2000 1X and GSM/GPRS. We plan to further broaden our product lines in the PC card, embedded module and vehicle-mounted segments across these wireless communications standards. In addition, we anticipate developing products for new standards including future generations of CDMA, EDGE, UMTS and other advanced wireless networks. We also plan to introduce new products such as our Voq line of Smartphones to continue to meet the wireless communication needs of our customers. We invest aggressively in our own intellectual property portfolio and, where appropriate, acquire or license technologies from third parties. We have 28 U.S. patents issued and other new patents in process. To ensure that we select the appropriate technology platforms, we monitor and participate in industry groups, standard-setting initiatives and the plans and directions of our customers and partners.

    CAPITALIZE ON STRATEGIC RELATIONSHIPS WITH WIRELESS INDUSTRY LEADERS. We view strategic relationships within the wireless communications, portable computing and Internet industries as critical to maximizing sales opportunities and optimizing next generation technology investments. In the past, we have been able to increase market penetration by accessing the resources of our often much larger channel partners. We have invested significant time in developing strategic relationships within the wireless data industry. These relationships provide us with access to distribution resources, increased sales opportunities and insight into future technology and market opportunities. We have strategic relationships with several major wireless communications carriers, software providers and system integrators, many of which are also our customers. By tapping into the market knowledge, presence and technology plans of our partners, we select and focus our next generation technology investments to ensure that they are well aligned with those of other market leaders. It is our goal to continue to generate new opportunities by further developing our relationships with wireless industry leaders.

    PROVIDE WIRELESS SOLUTIONS FOR MULTIPLE APPLICATIONS. We seek to provide innovative solutions to address a variety of applications across multiple technology platforms for different market segments. We are active and will continue to be active in industry organizations and alliances that will enable us to develop bundled solutions for a variety of new technology platforms and industry opportunities. For example, we are the founders of the WirelessReady Alliance, which unites leading portable computer hardware manufacturers and vendors, software developers and wireless service providers. The goal of the WirelessReady Alliance is to deliver complete and compelling wireless solutions.

    PURSUE SELECTED STRATEGIC ACQUISITIONS. We believe that growth and market entry can be accelerated by acquisitions. We will pursue acquisition opportunities based on criteria such as extending our product line, adding value by providing a more complete solution, acquiring emerging wireless communications technologies and accelerating geographic or market segment entry. For example, in 2000 we acquired the wireless module business of QUALCOMM and in August 2003 we acquired AirPrime, a leading provider of wireless PC cards and embedded modules. At the date of this prospectus, we have not entered into any agreements for additional acquisitions.

ADDITIONAL INFORMATION

    We were incorporated in 1993 under the federal laws of Canada. Our principal executive offices are located at 13811 Wireless Way, Richmond, British Columbia, V6V 3A4, and our telephone number is (604) 231-1100. We carry on our business through our wholly-owned subsidiaries, Sierra Wireless Data, Inc. (incorporated in Delaware), Sierra Wireless America, Inc. (incorporated in Delaware; formerly AirPrime, Inc.), Sierra Wireless (UK) Limited (incorporated in England and Wales) and Sierra Wireless (Asia Pacific) Limited (incorporated in Hong Kong). As of September 30, 2003 we had 231 full-time employees and 22 employees working under fixed term contracts.

    Our Web site address is WWW.SIERRAWIRELESS.COM. Information contained in our Web site shall not be deemed to be part of, or incorporated by reference in, this prospectus. Our Web site address is included in this document as an inactive textual reference only.

                            ------------------------

                                  THE OFFERING

Common shares offered by Sierra Wireless.....  3,842,222 common shares

Common shares offered by selling
  shareholders...............................  157,778 common shares

Common shares to be outstanding after
  this offering..............................  24,194,916 common shares

Use of proceeds..............................  Product development, working capital and general corporate purposes, including
                                               acquisitions. See section titled "Use of
                                               Proceeds."

Nasdaq National Market symbol................  SWIR

Toronto Stock Exchange symbol................  SW

    We have granted the underwriters an over-allotment option to purchase up to an aggregate of 600,000 additional common shares. The number of common shares to be outstanding upon completion of the offering, assuming no common shares are issued under the over-allotment option, is based on the number of common shares outstanding as of November 3, 2003 and excludes 1,644,134 common shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $10.76.

                            ------------------------

                         SUMMARY FINANCIAL INFORMATION

    The following selected historical financial data as at December 31, 2002, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2002 have been derived from our audited consolidated financial statements prepared in accordance with U.S. GAAP. The financial data as of September 30, 2003 and for each of the nine-month periods ended September 30, 2003 and 2002 have been derived from our unaudited consolidated financial statements prepared in accordance with U.S. GAAP that include, in management's opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The selected pro forma financial data for the year ended December 31, 2002 and for the nine month period ended September 30, 2003 have been derived from our pro forma financial statements prepared in accordance with U.S. GAAP and give effect to the acquisition of AirPrime, Inc. as if the event had occurred on January 1, 2002. This data should be read in conjunction with such financial statements, of which all except for the consolidated balance sheet as at December 31, 2000 are incorporated by reference into this prospectus, and the risk factors described in the section titled "Risk Factors" beginning on page 12. Our consolidated financial statements and pro forma financial statements are prepared in United States dollars. We also prepare our consolidated financial statements in accordance with Canadian GAAP, which statements are also incorporated by reference into this prospectus.

                                        FISCAL YEAR ENDED DECEMBER 31               NINE MONTHS ENDED SEPTEMBER 30
                                 --------------------------------------------   ---------------------------------------
(IN THOUSANDS OF U.S. DOLLARS,                                     PRO FORMA                                 PRO FORMA
EXCEPT PER SHARE AMOUNTS)          2000       2001       2002        2002          2002         2003(1)        2003
------------------------------   --------   --------   --------   -----------   -----------   -----------   -----------
                                                                  (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)
STATEMENT OF OPERATIONS DATA:
Revenue.......................   $53,801    $ 62,348   $ 77,130    $ 96,282      $ 54,623       $66,930       $83,735
Cost of goods sold............    29,067      47,035     69,132      82,133        53,185        39,975        51,566
                                 -------    --------   --------    --------      --------       -------       -------
Gross margin..................    24,734      15,313      7,998      14,149         1,438        26,955        32,169
                                 -------    --------   --------    --------      --------       -------       -------
Expenses:
  Sales and marketing.........     9,907      12,726     11,564      13,710         8,431         7,972         8,983
  Research and development,
    net.......................    12,887      16,902     14,896      29,355        12,633        10,373        16,422
  Administration..............     6,097      10,647      4,785      11,298         5,141         4,399         6,211
  Restructuring and other
    charges...................     --          --        12,869      13,690        13,093         1,220        --
  Integration costs...........     --          --         --         --            --             1,026         1,026
  Amortization................     1,754       2,084      2,331       2,499         1,776         1,689         3,136
                                 -------    --------   --------    --------      --------       -------       -------
                                  30,645      42,359     46,445      70,552        41,074        26,679        35,778
                                 -------    --------   --------    --------      --------       -------       -------
Earnings (loss) from
  operations..................    (5,911)    (27,046)   (38,447)    (56,403)      (39,636)          276        (3,609)
Other income..................     4,156       2,504        247         377            98           197           215
                                 -------    --------   --------    --------      --------       -------       -------
Earnings (loss) before income
  taxes.......................    (1,755)    (24,542)   (38,200)    (56,026)      (39,538)          473        (3,394)
Income tax expense
  (recovery)..................     1,363        (273)     3,463       3,463         3,433           143           143
                                 -------    --------   --------    --------      --------       -------       -------
Net earnings (loss)...........   $(3,118)   $(24,269)  $(41,663)   $(59,489)     $(42,971)      $   330       $(3,537)
                                 =======    ========   ========    ========      ========       =======       =======
Earnings (loss) per share for
  the period
  Basic and diluted...........   $ (0.20)   $  (1.50)  $  (2.56)   $  (2.97)     $  (2.64)      $  0.02       $ (0.18)
                                 =======    ========   ========    ========      ========       =======       =======
Weighted average number of
  shares (in thousands)
  Basic.......................    15,318      16,129     16,304      20,013        16,294        17,054        20,097
  Diluted.....................    15,318      16,129     16,304      20,013        16,294        17,564        20,097
                                 =======    ========   ========    ========      ========       =======       =======

                                                                    AS AT DECEMBER 31              AS AT
                                                              ------------------------------   SEPTEMBER 30,
                                                                2000       2001       2002        2003(1)
                                                              --------   --------   --------   --------------
                                                                                                (Unaudited)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $ 79,035   $ 43,964   $34,841       $39,443
Total assets................................................   136,065    110,724    71,089       103,138
Total shareholders' equity..................................   113,813     90,043    48,754        71,821

---------------

(1) Effective August 12, 2003, our results reflect the acquisition of AirPrime, Inc.

                               EXCHANGE RATE DATA

    The following table sets out, for each period indicated, the exchange rate at the end of the period and the average of the exchange rates on each day during the period for one U.S. dollar expressed in Canadian dollars, based on the noon exchange rate quoted by the Bank of Canada. As of November 3, 2003 the rate was US$1.00 equals CDN$1.3323.

                                                                                     NINE MONTHS ENDED
                                              FISCAL YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                            ----------------------------------     ---------------------
                                              2000         2001         2002         2002         2003
                                            --------     --------     --------     --------     --------
End of period.............................   1.5002       1.5926       1.5796       1.5858       1.3504
Average for period........................   1.4852       1.5484       1.5704       1.5706       1.4295

                                  RISK FACTORS

    ANY INVESTMENT IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO BUY OUR COMMON SHARES. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE HARMED. IN ANY SUCH CASE, THE MARKET PRICE OF OUR COMMON SHARES COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT IN OUR COMMON SHARES. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED NET LOSSES IN THE PAST THREE FISCAL YEARS AND MAY NOT SUSTAIN PROFITABILITY.

    We have incurred a loss from operations in each of the past three fiscal years. As of September 30, 2003 our accumulated deficit was approximately $73.2 million. We incurred losses of approximately $41.7 million for the year ended December 31, 2002. While we had a profit of $0.3 million for the nine months ended September 30, 2003, our ability to achieve and maintain profitability will depend on, among other things, the continued sales of our products and the successful development and commercialization of new products. We cannot predict if the current profitability will be sustainable on a quarterly or an annual basis. As a result, our share price may decline.

    If the current profitability does not continue, we may need to raise additional capital in the future. Additional financing may not be available, and even if available, may not be on acceptable terms. We may seek to raise additional capital through an offering of common shares, preference shares or debt, which may result in dilution, and/or the issuance of securities with rights senior to the rights, of the holders of common shares.

IF DEMAND FOR OUR CURRENT PRODUCTS DECLINES AND WE ARE UNABLE TO LAUNCH SUCCESSFUL NEW PRODUCTS, OUR REVENUES WILL DECREASE.

    The market for our products may not continue to grow, firms within the industry may not adopt our technology for integration with their wireless data communications solutions, and we may be unsuccessful in independently establishing markets for our products. If the markets in which we compete fail to grow, or grow more slowly than we currently anticipate, or if we are unable to establish markets for our new products, it would significantly harm our business, results of operations and financial condition. In addition, demand for one or all of our current products could decline as a result of competition, technological change or other factors. If we are unable to launch successful new products, reduced demand for our current products would cause our revenues to decline and harm our financial condition. Significant marketing expenses associated with the launch of new products could also affect our future profitability.

IF WE ARE UNABLE TO DESIGN AND DEVELOP NEW PRODUCTS THAT GAIN SUFFICIENT COMMERCIAL ACCEPTANCE, WE MAY BE UNABLE TO MAINTAIN OUR MARKET SHARE OR TO RECOVER OUR RESEARCH AND DEVELOPMENT EXPENSES AND OUR REVENUES COULD DECLINE.

    We depend on designing and developing new products to achieve much of our future growth. Our ability to design and develop new products depends on a number of factors, including, but not limited to the following:

    - Our ability to attract and retain skilled technical employees;

    - The availability of critical components from third parties;

    - Our ability to successfully complete the development of products in a timely manner; and

    - Our ability to manufacture products at an acceptable price and quality.

    A failure by us, or our suppliers, in any of these areas, or a failure of new products, such as the Voq Smartphone, to obtain commercial acceptance, could mean we receive less revenue than we anticipate, we are unable to recover our research and development expenses and could result in a decrease in the market price for our shares.

THE LOSS OF ANY OF OUR MATERIAL CUSTOMERS COULD ADVERSELY AFFECT OUR REVENUE AND PROFITABILITY, AND THEREFORE SHAREHOLDER VALUE.

    We depend on a small number of customers for a significant portion of our revenues. In the last two fiscal years, there have been four different customers that individually accounted for more than 10% of our revenues. If any of these customers reduce their business with us or suffer from business failure, our revenues and profitability could decline, perhaps materially.

WE DO NOT EXPECT TO HAVE SIGNIFICANT LONG TERM CUSTOMER CONTRACTS AND OUR REVENUES WILL BE NEGATIVELY IMPACTED IF CUSTOMERS DO NOT CONTINUE TO ORDER OUR PRODUCTS UNDER PURCHASE ORDERS.

    In late 1999 and 2000, we entered into significant supply contracts with AT&T Wireless, Sprint PCS and Verizon Wireless. We expect to substantially complete volume shipments on all three contracts during the last quarter of 2003. Thereafter, we will rely only on purchase orders with these customers, and these customers, like our other customers, will be under no contractual obligation to purchase our products. If they do not make such purchases, our revenue and our share price may decline.

WE MAY NOT BE ABLE TO SUSTAIN OUR CURRENT GROSS MARGINS AND, AS A RESULT, OUR PROFITABILITY MAY DECREASE.

    We generally price our products based on our estimate of future production costs. If actual production costs are higher than we anticipate, our gross margins will decrease. In addition, competitive pressures may force us to lower our product prices, which will decrease our gross margins if we are unable to offset that effect by cost reduction measures. If our gross margins are reduced with respect to an important product line, or if our sales of lower margin products exceed our sales of higher margin products, our profitability may decrease and our business could suffer.

OUR REVENUES AND EARNINGS MAY FLUCTUATE FROM QUARTER TO QUARTER, WHICH COULD AFFECT THE MARKET PRICE OF OUR COMMON SHARES.

    Our revenues and earnings may vary from quarter to quarter as a result of a number of factors, including:

    - The timing of releases of our new products;

    - The timing of substantial sales orders;

    - Possible seasonal fluctuations in demand;

    - Possible delays in the manufacture or shipment of current or new products; and

    - Possible delays or shortages in component supplies.

    Because our operating expenses are determined based on anticipated sales, are generally fixed and are incurred throughout each fiscal quarter, any of the factors listed above could cause significant variations in our revenues and earnings in any given quarter. Thus, our quarterly results are not necessarily indicative of our overall business, results of operations and financial condition. However, quarterly fluctuations in our revenues and earnings may affect the market price of our common shares.

WE DEPEND ON A FEW THIRD PARTIES TO MANUFACTURE OUR PRODUCTS AND SUPPLY KEY COMPONENTS. IF THEY DO NOT MANUFACTURE OUR PRODUCTS PROPERLY OR CANNOT MEET OUR NEEDS IN A TIMELY MANNER, WE MAY BE UNABLE TO FULFILL OUR PRODUCT DELIVERY OBLIGATIONS AND OUR COSTS MAY INCREASE, AND OUR REVENUE AND MARGINS COULD DECREASE.

    We outsource a substantial part of the manufacture of our products to third parties and depend heavily on the ability of these manufacturers to meet our needs in a timely and satisfactory manner. Some components used by us may only be available from a small number of suppliers, in some cases from only one supplier. Moreover, we currently rely principally on one manufacturer, which may terminate the manufacturing contract with us at the end of any contract year. Our reliance on third party manufacturers and suppliers subjects us to a number of risks, including the following:

    - The absence of guaranteed manufacturing capacity;

    - Reduced control over delivery schedules, production yields and costs; and

    - Inability to control the amount of time and resources devoted to the manufacture of our products.

    If we are unable to successfully manage any of these risks or to locate alternative or additional manufacturers or suppliers in a timely and cost-effective manner, we may not be able to deliver products in a timely manner. In addition, our results of operations could be harmed by increased costs, reduced revenues and reduced margins.

WE DO NOT HAVE FIXED-TERM EMPLOYMENT AGREEMENTS WITH OUR KEY PERSONNEL AND THE LOSS OF ANY KEY PERSONNEL MAY HARM OUR ABILITY TO COMPETE EFFECTIVELY.

    None of our officers or other key employees has entered into a fixed-term employment agreement. Our success depends in large part on the abilities and experience of our executive officers and other key employees. Competition for highly skilled management, technical, research and development and other key employees is intense in the wireless communications industry. We may not be able to retain our current key employees or attract and retain additional key employees as needed. The loss of key employees could disrupt our operations and impair our ability to compete effectively.

    Our Chief Financial Officer, or CFO, and our Chief Technical Officer, or CTO, are scheduled to retire in the next several months. We are currently seeking to identify the CFO's successor. We are not seeking a successor for the CTO, and we expect that his present duties will be shared among certain of our existing officers. If we are unable to adequately replace our CFO or if our other executive officers are unable to adequately undertake our CTO's duties, our operations may be disrupted or our ability to compete may be impaired.

WE MAY HAVE DIFFICULTY RESPONDING TO CHANGING TECHNOLOGY, INDUSTRY STANDARDS AND CUSTOMER PREFERENCES, WHICH COULD CAUSE US TO BE UNABLE TO RECOVER OUR RESEARCH AND DEVELOPMENT EXPENSES AND LOSE REVENUES.

    The wireless industry is characterized by rapid technological change. Our success will depend in part on our ability to develop products that keep pace with the continuing changes in technology, evolving industry standards and changing customer and end-user preferences and requirements. Our products embody complex technology that may not meet those standards, changes and preferences. In addition, wireless communications service providers require that wireless data systems deployed in their networks comply with their own standards, which may differ from the standards of other providers. We may be unable to successfully address these developments in a timely basis or at all. Our failure to respond quickly and cost-effectively to new developments through the development of new products or enhancements to existing products could cause us to be unable to recover significant research and development expenses and reduce our revenues.

COMPETITION FROM BIGGER MORE ESTABLISHED COMPANIES WITH GREATER RESOURCES MAY PREVENT US FROM INCREASING OR MAINTAINING OUR MARKET SHARE AND COULD RESULT IN PRICE REDUCTIONS AND REDUCED REVENUES.

    The wireless data industry is intensely competitive and subject to rapid technological change. We expect competition to intensify. More established and larger companies with greater financial, technical and marketing resources sell products that compete with ours. We also may introduce new products that will put us in direct competition with major new competitors. Existing or future competitors may be able to respond more quickly to technological developments and changes or may independently develop and patent technologies and products that are superior to ours or achieve greater acceptance due to factors such as more favorable pricing or more efficient sales channels. If we are unable to compete effectively with our competitors' pricing strategies, technological advances and other initiatives, our market share and revenues may be reduced.

WE DEPEND ON THIRD PARTIES TO OFFER WIRELESS DATA COMMUNICATIONS SERVICES FOR OUR PRODUCTS TO OPERATE.

    Our products can only be used over wireless data networks operated by third parties. In addition, our future growth depends, in part, on the successful deployment of next generation wireless data networks by third parties for which we are developing products. If these network operators cease to offer effective and reliable service, or fail to market their services effectively, sales of our products will decline and our revenues will decrease.

ACQUISITIONS OF COMPANIES OR TECHNOLOGIES, INCLUDING OUR ACQUISITION OF AIRPRIME, MAY RESULT IN DISRUPTIONS TO OUR BUSINESS OR MAY NOT ACHIEVE THE ANTICIPATED BENEFITS.

    As part of our business strategy, we may acquire additional assets and businesses principally relating to or complementary to our current operations. Any other acquisitions and/or mergers by us will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

    - Exposure to unknown liabilities of acquired companies;

    - Higher than anticipated acquisition costs and expenses;

    - Effects of costs and expenses of acquiring and integrating new businesses on our operating results and financial condition;

    - The difficulty and expense of integrating the operations and personnel of the companies;

    - Disruption of our ongoing business;

    - Diversion of management's time and attention away from our remaining business during the integration process;

    - Failure to maximize our financial and strategic position by the successful incorporation of acquired technology;

    - The inability to implement uniform standards, controls, procedures and policies;

    - The loss of key employees and customers as a result of changes in management;

    - The incurrence of amortization expenses; and

    - Possible dilution to our shareholders.

    In addition, geographic distances may make integration of businesses more difficult. We may not be successful in overcoming these risks or any other problems encountered in connection with any acquisitions. If realized, these risks could reduce shareholder value.

    On August 12, 2003, we completed our acquisition of AirPrime. The integration of AirPrime into our business is ongoing and the acquisition of AirPrime is subject to all of the risks set out above.

OTHERS COULD CLAIM THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH MAY RESULT IN SUBSTANTIAL COSTS, DIVERSION OF RESOURCES AND MANAGEMENT ATTENTION AND HARM TO OUR REPUTATION.

    It is possible that other parties may claim that we have violated their intellectual property rights. Rights to intellectual property can be difficult to verify. Competitors could assert, for example, that former employees of theirs whom we have hired have misappropriated their proprietary information for our benefit. A successful infringement claim against us could damage us in the following ways:

    - We may be liable for damages and litigation costs, including attorneys' fees;

    - We may be prohibited from further use of the intellectual property;

    - We may have to license the intellectual property, incurring licensing fees; and

    - We may have to develop a non-infringing alternative, which could be costly and delay or result in the loss of sales.

    Regardless of the outcome, an infringement claim could result in substantial costs, diversion of resources and management attention and harm to our reputation.

MISAPPROPRIATION OF OUR INTELLECTUAL PROPERTY COULD PLACE US AT A COMPETITIVE DISADVANTAGE.

    Our intellectual property is important to our success. We rely on a combination of patent protection, copyrights, trademarks, trade secrets, licenses, non-disclosure agreements and other contractual agreements to protect our intellectual property. Third parties may attempt to copy aspects of our products and technology or obtain information we regard as proprietary without our authorization. If we are unable to protect our intellectual property against unauthorized use by others it could have an adverse effect on our competitive position.

    Our strategies to deter misappropriation could be inadequate due to the following risks:

    - Non-recognition of the proprietary nature or inadequate protection of our methodologies in the United States, Canada or foreign countries;

    - Undetected misappropriation of our intellectual property;

    - The substantial legal and other costs of protecting and enforcing our rights in our intellectual property; and

    - Development of similar technologies by our competitors.

    In addition, we could be required to spend significant funds and our managerial resources could be diverted in order to defend our rights, which could disrupt our operations.

AS OUR BUSINESS EXPANDS INTERNATIONALLY, WE WILL BE EXPOSED TO ADDITIONAL RISKS RELATING TO INTERNATIONAL OPERATIONS.

    Our expansion into international operations exposes us to additional risks unique to such international markets, including the following:

    - Increased credit management risks and greater difficulties in collecting accounts receivable;

    - Unexpected changes in regulatory requirements, wireless communications standards, exchange rates, trading policies, tariffs and other barriers;

    - Uncertainties of laws and enforcement relating to the protection of intellectual property;

    - Language barriers; and

    - Potential adverse tax consequences.

    Furthermore, if we are unable to further develop distribution channels in Europe and the Asia-Pacific region we may not be able to grow our international operations and our ability to increase our revenue will be negatively impacted.

GOVERNMENT REGULATION COULD RESULT IN INCREASED COSTS AND INABILITY TO SELL OUR PRODUCTS.

    Our products are subject to certain mandatory regulatory approvals in the United States, Canada and other countries in which we operate. In the United States, the Federal Communications Commission regulates many aspects of communications devices. In Canada, similar regulations are administered by the Ministry of Industry, through Industry Canada. Although we have obtained all the necessary Federal Communications Commission, Industry Canada and other required approvals for the products we currently sell, we may not obtain approvals for future products on a timely basis, or at all. In addition, regulatory requirements may change or we may not be able to obtain regulatory approvals from countries other than the United States and Canada in which we may desire to sell products in the future.

FLUCTUATIONS IN EXCHANGE RATES BETWEEN THE UNITED STATES DOLLAR AND THE CANADIAN DOLLAR MAY AFFECT OUR OPERATING RESULTS.

    We are exposed to fluctuations in the exchange rate between the United States dollar and the Canadian dollar through our operations in Canada. To reduce our risk because of currency fluctuations, we purchase inventory, other costs of sales items and many of our services in United States dollars. If the Canadian dollar rises relative to the United States dollar, our operating results may be impacted. To date, we have not entered into any foreign currency futures contracts as part of a hedging policy, but we have purchased Canadian currency to cover our Canadian currency requirements for the next several fiscal quarters. We have entered into distribution agreements in Europe and the Asia-Pacific region that are denominated primarily in U.S. dollars. We expect that as our business expands in Europe and the Asia-Pacific region, we will also be exposed to additional foreign currency transactions and to the associated currency risk. To date, we have not entered into any futures contracts.

                         RISKS RELATING TO THE OFFERING

OUR STOCK PRICE HAS BEEN VOLATILE, IS LIKELY TO CONTINUE TO BE VOLATILE AND COULD DECLINE SUBSTANTIALLY.

    Our common shares have been, and are likely to continue to be, highly volatile. For example, in the last 12 months, shares of our common stock traded on the Nasdaq National Market and the Toronto Stock Exchange have closed at a high of $19.10 and CDN$25.25 respectively, and at a low of $3.00 and CDN$4.40, respectively. Our share price could fluctuate significantly in the future for various reasons, including the following:

    - Quarterly variations in operating results;

    - Changes in earnings estimates by analysts;

    - Future announcements concerning us or our competitors;

    - The introduction of new products or changes in product pricing policies by us or our competitors;

    - An acquisition or loss of significant customers, distributors and suppliers;

    - A failure to successfully achieve the desired benefits of the acquisition of AirPrime, Inc.;

    - Regulatory developments;

    - Intellectual property developments;

    - The commencement of material litigation against us or our collaborators;

    - Fluctuations in the economy or general market conditions; or

    - The other risk factors set forth in this prospectus.

    In addition, stock markets in general, and the market for shares of communications companies in particular, have experienced extreme price and volume fluctuations in recent years that may be unrelated to the operating performance of the affected companies. These broad market fluctuations may cause the market price for our common shares to decline. The market price of our common shares could decline below its current price and may fluctuate significantly in the future. These fluctuations may or may not be related to our performance or prospects.

    In the past, market investors have often instituted securities class action litigation after periods of volatility in the market price of a company's securities. If one of our shareholders files a securities class action suit, we could incur substantial legal fees and our management's attention and resources could be diverted from operating our business in order to respond to the litigation.

U.S. INVESTORS MAY NOT BE ABLE TO OBTAIN ENFORCEMENT OF CIVIL LIABILITIES AGAINST US.

    We were formed under the federal laws of Canada. A majority of our assets are located outside the United States. In addition, a majority of the members of our board of directors and our officers are residents of countries other than the United States. As a result, it may be impossible for U.S. investors to affect service of process within the United States upon us or these persons or to enforce against us or these persons any judgments in civil and commercial matters, including judgments under U.S. federal securities laws. In addition, a Canadian court may not permit U.S. investors to bring an original action in Canada or to enforce in Canada a judgment of a court in the United States based upon civil liability provisions of the U.S. federal securities laws. No treaty exists between the United States and Canada for the reciprocal enforcement of foreign court judgments.

LAWS AND PROVISIONS IN OUR ARTICLES, BY-LAWS AND SHAREHOLDER RIGHTS PLAN COULD DELAY OR DETER A CHANGE IN CONTROL.

    Our articles and by-laws allow the issuance of preference shares. The board of directors may set the rights and preferences of any series of preference shares in its sole discretion without the approval of the holders of our common shares. The rights and preferences of the preference shares may be superior to those of the common shares. Accordingly, the issuance of preference shares also could have the effect of delaying or preventing a change of control of our company. There are at present no preference shares outstanding. In addition, under our governing statute, the CANADA BUSINESS CORPORATIONS ACT (Canada), some business combinations, including a merger or reorganization or the sale, lease or other disposition of all or a substantial part of our assets, must be approved by at least two-thirds of the votes cast by our shareholders or, sometimes, holders of each class of shares. In some cases shareholders may have a right to dissent from the transaction, in which case we would be required to pay dissenting shareholders the fair value of their common shares provided they have followed the required procedures.

    In addition, we adopted a shareholder rights plan which provides for substantial dilution to an acquiror unless either the acquiror makes a bid to all shareholders, which is held open for at least 45 days and is accepted by shareholders holding at least 50% of the outstanding common shares, or the bid is otherwise approved by our board of directors. This could discourage a potential acquiror from making a take-over bid and make it more difficult for a third party to acquire control of us.

    Furthermore, all of our executive officers have contractual rights under employment agreements to have their stock options vest immediately and obtain 18 months' severance pay in the event of their termination without cause within 12 months following a change of control of the Company.

    Limitations on the ability to acquire and hold our common shares may be imposed by the COMPETITION ACT (Canada). This legislation permits the Commissioner of Competition to review any acquisition of a significant interest in our company. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada. The INVESTMENT CANADA ACT (Canada) subjects an acquisition of control of a company by a non-Canadian to government review if the value of our assets as calculated pursuant to the legislation exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied or is deemed to be satisfied that there is likely to be a net benefit to Canada from the transaction.

    Each of these matters could delay or deter a change in control that would be attractive to, and provide liquidity for, shareholders, and could limit the price that investors are willing to pay in the future for our common shares.

YOU WILL INCUR SUBSTANTIAL AND IMMEDIATE DILUTION IF YOU PURCHASE SHARES IN THIS OFFERING.

    The offering price of our common shares will significantly exceed the net tangible book value of our common shares. Accordingly, if you purchase common shares in this offering, you will incur immediate and substantial dilution of your investment. If outstanding options and warrants to purchase, or rights to acquire, our common shares are exercised, you will incur additional dilution.

MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF THE PROCEEDS FROM THIS
OFFERING.

    We intend to use the proceeds from this offering for research and product development, working capital and general corporate purposes, including possible future acquisitions. Our management will have broad discretion with respect to the use of proceeds from this offering. You will be relying on the judgment of our management about these uses. If we do not allocate the proceeds of this offering effectively or use the proceeds beneficially, our prospects, business, financial condition and results of operations could be harmed. See the section titled "Use of Proceeds."

                           FORWARD-LOOKING STATEMENTS

    Our disclosure and analysis in this prospectus and in the documents incorporated by reference contain forward-looking statements, which provide our current expectations or forecasts of future events. Forward-looking statements include, without limitation:

    - Information concerning possible or assumed future results of operations, trends in financial results and business plans;

    - Statements about our product development activities and schedules;

    - Statements about our expectations for regulatory approvals for any of our product candidates;

    - Statements about our potential or prospects for future product sales and royalties;

    - Statements about the level of our costs and operating expenses relative to our revenues, and about the expected composition of our revenues;

    - Statements about our future capital requirements and the sufficiency of our cash, cash equivalents, investments and other sources of funds to meet these requirements;

    - Statements about the outcome of contingencies such as legal proceedings;

    - Other statements about our plans, objectives, expectations and intentions; and

    - Other statements that are not historical fact.

    In some cases, you can identify forward-looking statements by words such as "anticipate," "believe," "plan," "expect," "intend" or similar expressions, but the absence of those words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described in the section titled "Risk Factors" in this prospectus. Other factors besides those described in this prospectus could also affect actual results. You should carefully consider the factors described in the section titled "Risk Factors" in evaluating our forward-looking statements.

    You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward-looking statements to reflect circumstances or events after the date of this prospectus, or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the applicable Canadian securities commissions or similar regulatory authorities or the Securities and Exchange Commission after the date of this prospectus.

                                USE OF PROCEEDS

    We estimate that the net proceeds to us from the sale of common shares we
are offering will be $      million after deducting underwriting discount and
estimated offering expenses. We estimate that the net proceeds will be
approximately $      million if the over-allotment option is exercised in full.
We will not receive any of the proceeds from the sale of the common shares by the selling shareholders.

    We currently expect to use the net proceeds of this offering for product development, working capital and general corporate purposes. In addition, we may use a portion of the net proceeds to fund acquisitions of, or investments in, businesses, products or technologies that expand, complement or are otherwise related to our current business. However, we have no present agreements or commitments with respect to any acquisition or investment and we may not successfully complete any future acquisitions or investments. The amount of proceeds expended for any particular purpose also may vary based on a number of factors including the timing, extent, cost and progress of our research and product development, opportunities for strategic alliances and collaborations, and our other operational needs. We reserve the right to reallocate the proceeds of this offering in response to these and other contingencies. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing investment grade securities.

    In addition to the funds raised under this prospectus, we may need to raise additional capital subsequent to this offering in order to meet our ongoing operations and business requirements.

                                 CAPITALIZATION

    The following table sets forth our capitalization as at September 30, 2003 on an actual basis and as adjusted to give effect to the application of the estimated net proceeds of this offering. The September 30, 2003 capitalization reflects the acquisition of AirPrime for which we issued 3,708,521 of our common shares.

(IN THOUSANDS OF U.S. DOLLARS)                                  ACTUAL      AS ADJUSTED
------------------------------                                -----------   -----------
                                                              (Unaudited)   (Unaudited)
Cash and cash equivalents...................................   $ 30,690      $
Short-term investments......................................      8,753
                                                               --------      --------
                                                               $ 39,443      $
                                                               ========      ========

Long-term liabilities, including current portion............   $  5,367      $  5,367
Shareholders' equity:
  Preference shares (authorized -- unlimited;
    outstanding -- none)....................................     --            --
  Common shares (authorized -- unlimited; outstanding,
    actual -- 20,212,694; outstanding, as
    adjusted -- 24,194,916)(1)(2)...........................    145,784
  Deficit...................................................    (73,234)
  Cumulative translation adjustments........................       (729)
                                                               --------      --------
Total shareholders' equity..................................     71,821
                                                               --------      --------
Total capitalization........................................   $ 77,188      $
                                                               ========      ========

------------

(1) Reflects the receipt of the net proceeds from the sale of 3,842,222 common
    shares offered by us at a price of $      per common share, after deducting
    underwriting discount and estimated offering expenses. Excludes any common shares issued under the over-allotment option.

(2) Excludes 1,644,134 common shares reserved with a weighted average exercise price of $10.76, for issuance upon the exercise of options.

                         RECENT ACQUISITION OF AIRPRIME

    On August 12, 2003 we acquired all of the outstanding securities of AirPrime, Inc. (now called Sierra Wireless America, Inc.). AirPrime is a supplier of high-speed CDMA wireless products with a customer base that includes Sprint PCS, Audiovox, Hitachi and Handspring. The acquisition provides us with AirPrime's knowledge and expertise in CDMA technology as well as a staff of over 70 research and development, engineering, product-marketing, manufacturing and technical sales professionals. We expect that AirPrime's CDMA expertise will strengthen our existing infrastructure portfolio and enable us to provide our customers with leading edge solutions that increase our efficiency and quality. In addition, the acquisition has positioned us to offer our CDMA solutions to the expanding telecommunications market and other emerging markets requiring excellent systems performance.

    The aggregate purchase price was $23.7 million, including common shares valued at $22.4 million and costs related to the acquisition of $1.3 million. The fair value of the 3,708,521 common shares issued was determined based on the average market price of our common shares over the two day period before and after June 16, 2003, which was the date the terms of the acquisition were agreed to and announced. AirPrime and its affiliates, associates and insiders were all at arm's length to us and our affiliates, associates and insiders. The acquisition was accounted for using the purchase method of accounting. The assets, liabilities, revenue and expenses of AirPrime are included in our interim unaudited consolidated financial statements since August 12, 2003, which was the closing date of acquisition. Since the date of the acquisition, AirPrime has affected our operating results by increasing our operating losses by $0.2 million for the period from August 12, 2003 to September 30, 2003. For more detailed information regarding the financial aspects of the AirPrime acquisition and its impact on us, see our pro forma financial statements incorporated by reference into this prospectus.

    Under the terms of an escrow and stock deposit agreement, 927,024 of the shares issued as consideration in the AirPrime acquisition are being held in escrow and 2,597,426 shares are subject to lock-up provisions. The escrow shares are available to pay any claims made by us arising out of or in connection with, among other things, any breach by AirPrime of any representation or warranty made in connection with the acquisition. Subject to any claims we may make, one-third of the escrow shares will be released in August 2004, with the remainder to be released in February 2005. The lock-up shares will be automatically released on a quarterly basis commencing February 2004, with the balance of the lock-up shares being released by February 2005.

                             DIRECTORS AND OFFICERS

    The following table sets forth the name, age, position and principal occupation and prior experience of each of our executive officers and directors. Each director holds office until the next annual general meeting of Sierra Wireless. Each officer holds office at the pleasure of our board of directors.

NAME                        AGE      POSITION                  PRINCIPAL OCCUPATION/PRIOR EXPERIENCE
----                      --------   --------                  -------------------------------------
David Sutcliffe........    44        Chairman, CEO and         Chief Executive Officer since May 1995
                                     Director                  and Director since June 1995

Peter Ciceri(1)........    48        Lead Independent          Director since February 2000 and
                                     Director                  executive in residence at the Faculty of
                                                               Commerce and Business Administration at
                                                               the University of British Columbia from
                                                               September 2001 to present

Gregory Aasen(2).......    48        Director                  Director since December 1997 and Chief
                                                               Operating Officer of PMC-Sierra, Ltd., a
                                                               wholly-owned subsidiary of
                                                               PMC-Sierra, Inc.

Paul Cataford(1)(3)....    39        Director                  Director since July 1998 and Managing
                                                               Partner of HorizonOne Asset Management
                                                               from December 2002 to present

Charles Levine(2)......    50        Director                  Director since May 2003, President and
                                                               Chief Operating Officer of Sprint PCS
                                                               from 2000 to 2002 and retired since 2002

Nadir Mohamed(3).......    47        Director                  Director since March 2003 and President,
                                                               Chief Executive Officer and Director of
                                                               Rogers Wireless Communications Inc.

S. Jane Rowe(3)........    44        Director                  Director since March 1998 and Senior
                                                               Vice-President, Global Risk Management
                                                               Division of Scotiabank from 2002 to
                                                               present

Peter Roberts(4).......    60        Chief Financial Officer   Chief Financial Officer and Secretary
                                     and Secretary             since February 1999

NAME                        AGE      POSITION                  PRINCIPAL OCCUPATION/PRIOR EXPERIENCE
----                      --------   --------                  -------------------------------------
Norman Toms(4).........    59        Chief Technical Officer   President and Chief Executive Officer
                                                               from May 1993 to May 1995 and Chief
                                                               Technical Officer since June 1995

Jason Cohenour.........    42        Senior Vice-President,    Vice-President, Sales, July 1996 to
                                     Worldwide Sales           February 2000, Senior Vice-President,
                                                               Distribution, from February 2000 to
                                                               August 2003 and Senior Vice-President,
                                                               World Wide Sales, since August 2003

Bill Dodson............    40        Vice-President,           Vice-President of Global Operations of
                                     Manufacturing and         Gateway Computers from September 2000
                                     Supply                    to April 2002 and Vice-President,
                                                               Manufacturing and Supply, since
                                                               April 2002

Andrew Harries.........    41        Senior Vice-President,    Vice-President, Marketing, July 1993 to
                                     Marketing                 February 2000, Senior Vice-President,
                                                               Corporate Development from
                                                               February 2000 to August 2003 and Senior
                                                               Vice-President, Marketing, since
                                                               August 2003

James Kirkpatrick......    40        Senior Vice-President,    President and Chief Executive Officer of
                                     Engineering               AirPrime from July 2002 to August 2003
                                                               and Senior Vice-President, Engineering,
                                                               since August 2003

------------

(1) Member of the Governance and Nominating Committee

(2) Member of the Compensation Committee

(3) Member of the Audit Committee

(4) Expected to retire in the next several months.

                          DESCRIPTION OF SHARE CAPITAL

    Our authorized capital consists of an unlimited number of common shares, of which, at November 3, 2003, 20,212,694 are issued and outstanding, and an unlimited number of preference shares, issuable in series, of which none are issued and outstanding. Our board of directors is authorized to determine the designation, rights and restrictions to be attached to the preference shares upon issuance.

    Holders of common shares are entitled to receive notice of any meeting of shareholders and to attend and vote at those meetings, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each common share entitles its holder to one vote. Subject to the rights of the holders of preference shares, the holders of common shares are entitled to receive on a proportionate basis such dividends as our board of directors may declare out of funds legally available therefor. In the event of the dissolution, liquidation, winding up or other distribution of our assets, the holders of the common shares are entitled to receive on a proportionate basis all of our assets remaining after payment of all of our liabilities, subject to the rights of holders of preference shares.

    The common shares carry no pre-emptive or conversion rights other than rights granted to holders of common shares under the Shareholders Rights Plan implemented and ratified by our shareholders on April 27, 2000 and re-adopted by our shareholders on April 28, 2003. The Shareholder Rights Plan is designed to encourage the fair treatment of our shareholders in connection with any take-over offer for our outstanding common shares. The Shareholder Rights Plan provides our board of directors and shareholders with 45 days, which is longer than provided by applicable laws, to fully consider any unsolicited take-over bid without undue pressure, to allow our board of directors, if appropriate, to consider other alternatives to maximize shareholder value and to allow additional time for competing bids to emerge. If a bid is made to all shareholders, is held open for at least 45 days and is accepted by shareholders holding more than 50% of the outstanding common shares, or is otherwise approved by our board of directors, then the Shareholder Rights Plan will not affect the rights of shareholders. Otherwise, all shareholders, except the parties making a take-over bid, will be able to acquire a number of additional common shares equal to 100% of their existing outstanding holdings at half the market price. Thus, any party making a take-over bid not permitted by the Shareholder Rights Plan could suffer significant dilution. The Shareholder Rights Plan will expire in accordance with its terms upon the termination of our 2006 annual meeting of shareholders.

                CERTAIN TAX CONSIDERATIONS FOR U.S. SHAREHOLDERS

    The following discussion generally summarizes certain material Canadian and U.S. federal income tax consequences of the acquisition, ownership and disposition of common shares purchased pursuant to this prospectus by certain U.S. purchasers. This discussion is not intended to be, nor should it be construed to be, legal or tax advice to any particular prospective purchaser. This discussion does not take into account Canadian provincial or territorial tax laws, U.S. state or local tax laws, or tax laws of jurisdictions outside of Canada and the United States. The following is based upon the tax laws of Canada and the United States as in effect on the date of this prospectus, which are subject to change with possible retroactive effect. Prospective purchasers should consult their own tax advisors with respect to their particular circumstances.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES
  HOLDERS

    The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares by U.S. Holders (as defined below). This discussion is based on current provisions of the Internal Revenue Code of 1986 (the "Code"), current
U.S. Treasury Regulations promulgated under the Code, and administrative and judicial interpretations of the Code and U.S. Treasury Regulations, all as in effect on the date of this prospectus and all of which are subject to change, possibly on a retroactive basis.

    This discussion considers only U.S. Holders who will own common shares as capital assets, that is, generally as investments. For purposes of this discussion a U.S. Holder is: (i) an individual citizen or resident of the United States; (ii) a corporation or other entity organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of the source; or (iv) a trust, if (1) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, holds common shares, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective purchaser of common shares that is a partnership, and the partners in such partnership, should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of common shares.

    This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on the holder's individual circumstances. In particular, not addressed are the potential applications of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special treatment, including (by way of example only): (i) broker-dealers in securities or currencies; (ii) life insurance companies, regulated investment companies or real estate investment trusts;
(iii) banks, thrifts or other financial institutions or "financial services entities"; (iv) taxpayers who have elected mark-to-market accounting;
(v) tax-exempt entities; (vi) taxpayers who hold common shares as a position in a "straddle," or as part of a "synthetic security" or "hedge," "conversion transaction" or other integrated investment; (vii) holders owning directly, indirectly or by attribution at least 10% of the voting power in the Company; and (viii) U.S. Holders whose functional currency is not the U.S. dollar.

    In addition, this discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or non-U.S. tax laws. Prospective investors are advised to consult their own tax advisors with respect to the specific tax consequences to them of purchasing, holding or disposing of common shares.

    DISTRIBUTIONS ON COMMON SHARES

    Subject to the discussion of the passive foreign investment company rules below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any distribution paid on common shares, including any Canadian taxes withheld from the amount paid, on the date the distribution is received to the extent the distribution is paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of these earnings and profits will be applied against and will reduce the U.S. Holder's tax basis in the common shares and, to the extent that basis is exceeded, will be treated as capital gain from the sale or exchange of the common shares. Consequently, such distributions in excess of our current and accumulated earnings and profits would not give rise to foreign source income and a U.S. Holder would not be able to use the foreign tax credit arising from any Canadian withholding tax imposed on such distribution unless such credit can be applied (subject to applicable limitations) against U.S. tax due on other foreign source income in the appropriate category for foreign tax purposes. Distributions paid on common shares will not be eligible for the dividends received deduction available in certain cases to U.S. corporations. The amount of any distribution paid in Canadian dollars that is includable in a U.S. Holder's income will be equal to the U.S. dollar value of the gross amount of the payment determined at the spot rate on the date of the distribution, regardless of whether the payment, in fact, is converted into U.S. dollars on such date. In the case of a distribution paid in Canadian dollars that is not converted by the U.S. Holder into U.S. dollars on the date of receipt, the U.S. Holder will have a tax basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any gain or loss recognized upon a subsequent sale or other disposition of such Canadian dollars, including an exchange for U.S. dollars, will be ordinary income or loss.

    With respect to U.S. Holders who are individuals, certain dividends received during a tax year beginning before January 1, 2009 from a qualified foreign corporation may be eligible for a reduced maximum federal tax rate of 15%. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits under a comprehensive income tax treaty to which the United States is a party which the United State Treasury Department has determined to be satisfactory for these purposes and which includes an exchange of information program. United States Treasury Department guidance indicates that the current income tax treaty between Canada and the United States meets these requirements and we believe we are eligible for the benefits of that treaty. In addition, dividends paid with respect to stock of a foreign corporation that is readily tradable on an established securities market in the United States are treated as paid by a qualified foreign corporation.
United States Treasury Department guidance indicates that our common shares, which are listed on the Nasdaq National Market, are readily tradable on an established securities market in the United States. Even if paid by a qualified foreign corporation, dividends paid with respect to stock as to which an individual does not meet a minimum holding period requirement during which he or she is not protected from the risk of loss are not eligible for the reduced rate. Similarly, dividends that the U.S. Holder elects to treat as "investment income" pursuant to section 163(d)(4) of the Code will not be eligible for the reduced tax rate. Nor will the reduced rate apply to a dividend if the U.S. Holder receiving it is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.
U.S. Holders should consult their own tax advisors regarding the application of these rules in light of their particular circumstances.

    In general, a U.S. Holder may elect to claim either a deduction or, subject to certain limitations, a foreign tax credit in computing its U.S. federal income tax liability for Canadian income tax withheld from dividends paid on common shares. For purposes of calculating the limitations on the use of the foreign tax credit, dividends paid on our common shares will be treated as income from sources outside the United States and generally will constitute "passive income" or, in the case of certain U.S. Holders, "financial services income." However, limitations on the use of foreign tax credits generally will not apply to an electing individual U.S. Holder whose creditable foreign taxes during a tax year do not exceed US$300 (US$600 for joint filers) if such individual's gross income for the tax year from non-U.S. sources consists solely of certain items of "passive income" reported on a "payee statement" furnished to the U.S. Holder. If a non-corporate U.S. Holder is subject to the foreign tax credit limitation, then the amount of the qualified dividend income paid by us to such U.S. Holder that is subject to the reduced dividend income tax rate (described above) and that is taken into account for the purposes of calculating the U.S. Holder's U.S. foreign tax credit limitation must be reduced by the "rate differential portion" of such dividend. Each prospective purchaser of common shares should consult its own tax advisor regarding the implication of the new U.S. tax legislation on the calculation of U.S. foreign tax credits.

    TAXATION OF THE DISPOSITION OF COMMON SHARES

    Subject to the discussion of the passive foreign investment company rules below, upon the sale, exchange or other disposition of common shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the U.S. Holder's tax basis in the common shares, which is usually the cost of the common shares, and the amount realized on the disposition. Capital gain from the sale, exchange or other disposition of common shares held more than one year is long-term capital gain and is eligible for a reduced rate of taxation for non-corporate U.S. Holders. Gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of common shares generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of a capital loss recognized on the sale, exchange or other disposition of common shares is subject to limitations.

    PASSIVE FOREIGN INVESTMENT COMPANY STATUS

    For U.S. federal income tax purposes, a foreign corporation generally will be classified as a passive foreign investment company, or PFIC, for any taxable year during which either (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes), such as dividends, interest and royalties or (ii) on average for such taxable year, 50% or more of its assets (by value) produce or are held for the production of passive income. For purposes of applying the foregoing tests, the assets and gross income of any corporation in which we are considered to own 25% or more of the shares (by value) will be proportionately attributed to us.

    Based on our current and projected income, assets and activities, we believe that we will not be classified as a PFIC currently or in the future. This conclusion is a factual determination made annually and, thus, subject to change. In reaching this determination, we are relying on our projected capital expenditure plans and projected revenue for the current year and for future years. Moreover, we have valued our assets based on the price per share of the common shares. Such a valuation method results in substantial value being given to intangible assets, including goodwill, that are considered neither to produce nor to be held for the production of passive income for purposes of the PFIC rules. In addition, we have made a number of assumptions regarding the amount of this value allocable to goodwill. Although we believe that this is a reasonable method of valuing our non-passive assets, the Internal Revenue Service has neither approved nor disapproved of this valuation method. For this reason and because (i) the determination of whether or not we are a PFIC will be based on the composition of our income and assets and can be definitively made only after the end of each taxable year; (ii) the value of our assets may vary significantly following the offering; (iii) we will own a substantial amount of passive assets after the offering; and (iv) the application of the relevant rules is not entirely clear in all respects, there can be no assurance that we are not or will not become a PFIC.

    If we are a PFIC for any taxable year during which a U.S. Holder owns common shares, the U.S. Holder will be subject to special U.S. federal income tax rules, set forth in Sections 1291 to 1298 of the Code, with respect to the common shares. If a U.S. Holder does not make a "qualified electing fund," or "QEF," election, or a "mark-to-market" election, then a U.S. Holder of common shares who has held such shares would be required to report any gain on disposition of any common shares as ordinary income rather than capital gain and to compute the tax liability on such gain and on certain distributions as if the items had been earned rateably by the U.S. Holder over each day in the U.S. Holder's holding period (or a certain portion thereof) for the common shares and would be subject to the highest ordinary income tax rate for each taxable year other than the current year of the U.S. Holder in which the items were treated as having been earned regardless of the rate otherwise applicable to the U.S. Holder. Such U.S. Holder would also be liable for interest (which may be non-deductible by certain U.S. Holders) on the tax liability attributable to income allocable to prior years as if such liability had been due with respect to each such prior year. For purposes of these rules, gifts, exchanges pursuant to corporate reorganizations and use of the common shares as security for a loan may be treated as a taxable disposition. In addition, dividends from the Company would not be eligible for the 15% tax rate described above and a stepped-up basis in the common shares upon the death of an individual
U.S. Holder may not be available.

    A U.S. Holder who makes a QEF election generally would not be subject to the special rules applicable to shareholders of passive foreign investment companies described above, but, rather, generally would pay tax on his or her pro rata share of the PFIC's ordinary earnings and net capital gains for each year the U.S. Holder held the shares, regardless of whether such income or gain was actually distributed. Alternatively, in certain circumstances a U.S. Holder, again in lieu of being subject to the rules discussed in the preceding paragraph, may make an election under a mark-to-market regime, provided that the PFIC stock held by the U.S. Holder is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available to U.S. Holders because the shares will be listed on The Nasdaq National Market which constitutes a qualified exchange as designated in the Code, although there can be no assurance that the shares will be "regularly traded." Under this election, the U.S. Holder would be required to recognize as ordinary income each year an amount equal to the excess of the fair market value over the adjusted basis of his or her shares in the PFIC, calculated as of the close of such year. If the adjusted basis of the shares were to exceed their fair market value, and an election to have this regime apply were in effect, the U.S. Holder would be entitled to deduct the amount of such excess, but only to the extent of amounts included in ordinary income in prior taxable years pursuant to the election.

    Both a QEF election and a mark-to-market election are subject to complex and specific rules and requirements. In particular, a QEF election requires that the PFIC agree to provide certain information to shareholders and meet certain other requirements. We make no representation that we will be willing or able to provide this information or meet these requirements if we are classified as a PFIC. U.S. Holders are strongly urged to consult their own tax advisors concerning the QEF election and the mark-to-market election if we are classified as a PFIC.

    A U.S. Holder who beneficially owns shares of a PFIC must file an annual return with the U.S. Internal Revenue Service on U.S. Internal Revenue Service Form 8621.

    INFORMATION REPORTING AND BACK-UP WITHHOLDING

    Payments in respect of common shares may be subject to information reporting to the U.S. Internal Revenue Service and to a 28% U.S. back-up withholding tax. Back-up withholding may apply unless the payee (i) is a corporation or other exempt recipient and, if required, demonstrates its status as such, or
(ii) provides a U.S. taxpayer identification number, or TIN, which, for an individual, is usually his or her social security number, certifies that the TIN provided is correct and that the holder has not been notified by the U.S. Internal Revenue Service that it is subject to back-up withholding due to the under-reporting of interest or dividends, the U.S. Internal Revenue Service has not notified the payor that the TIN provided by the payee is incorrect, and otherwise complies with the applicable requirements of the back-up withholding rules. Back-up withholding is not an additional tax; rather, any amounts withheld under the back-up withholding rules will be allowed as a refund or credit against such payee's U.S. federal income tax liability provided that the required information is furnished to the U.S. Internal Revenue Service. A
U.S. Holder who or that fails to provide a correct TIN, when requested, may also be subject to penalties. U.S. Holders should consult with their own tax advisors as to the application of the U.S. information reporting and back-up withholding rules.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS

    The following is a general summary of the principal Canadian federal income tax considerations generally applicable to a U.S. Resident who acquires common shares ("Common Shares") pursuant to this prospectus. As used in this summary of Canadian federal income tax considerations, the term "U.S. Resident" means a holder of Common Shares who: (A) for the purposes of the INCOME TAX ACT (Canada) (the "Tax Act") (i) is not, has not been and will not be or be deemed to be, resident in Canada at any time while he or she holds or held Common Shares,
(ii) deals at arm's length with the Company, (iii) holds the Common Shares as a capital property and (iv) does not use or hold (and has never used or held) the Common Shares in carrying on a business in Canada; and (B) for the purposes of the CANADA-UNITED STATES INCOME TAX CONVENTION, (1980), (the "Convention"), is at all relevant times a resident of the United States. Common Shares will generally be considered to be capital property to a U.S. Resident unless the shares are held as inventory in the course of carrying on a business or in a transaction considered to be an adventure in the nature of trade. Common Shares held by certain "financial institutions", as defined in the Tax Act, will generally not be capital property to such holders and will be subject to special "mark-to-market rules" contained in the Tax Act. This summary does not take into account these mark-to-market rules. U.S. holders which are financial institutions for the purposes of these rules or which otherwise do not hold their Common Shares as capital property should consult their own tax advisors.

    This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the "Regulations"), all specific proposals to amend the Tax Act and the Regulations announced by the Minister of Finance (Canada) prior to the date of this prospectus, counsel's understanding of the current published administrative policies and assessing practices of the Canada Customs and Revenue Agency ("CCRA") and the current provisions of the Convention. This summary is not exhaustive of all potential Canadian tax consequences to a U.S. Resident and does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account any provincial, territorial or foreign tax considerations.

    TAXATION OF DIVIDENDS ON COMMON SHARES

    Under the Tax Act, dividends on Common Shares paid or credited to a non-resident of Canada will normally be subject to Canadian withholding tax at the rate of 25% of the gross amount of such dividends. This withholding tax may be reduced pursuant to the terms of the Convention. Under the Convention, the rate of Canadian withholding tax which will apply on dividends paid by the Company to a U.S. Resident that beneficially owns such dividends is generally 15% unless the beneficial owner is a company which owns at least 10% of the voting stock of the Company at that time in which case the rate is reduced to 5%. In addition, under the Convention and the administrative practices of CCRA, dividends may be exempt from Canadian withholding tax if paid to certain
U.S. Residents that have complied with administrative conditions and that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations or that are qualifying trusts, companies, organizations or arrangements operated exclusively to administer or provide pension, retirement or employee benefits that are exempt from tax in the United States.

    DISPOSITION OF COMMON SHARES

    A U.S. Resident will not be subject to tax under the Tax Act in respect of any capital gain realized by such U.S. Resident on a disposition of a Common Share provided that such Common Share does not constitute "taxable Canadian property", as defined in the Tax Act, of the U.S. Resident at the time of disposition. Assuming the Common Shares are then listed on a prescribed stock exchange, which currently includes the Toronto Stock Exchange and the Nasdaq National Market, the Common Shares generally will not constitute taxable Canadian property of a U.S. Resident unless, at any time during the 60-month period immediately preceding the disposition, the U.S. Resident, persons with whom the U.S. Resident did not deal at arm's length, or the U.S. Resident together with all such persons, owned or had an interest or an option in respect of 25% or more of the issued shares of any class or series of shares of our capital stock.

    If the Common Shares are taxable Canadian property to a U.S. Resident at the time of disposition, any capital gain realized on the disposition or deemed disposition of such Common Shares will, according to the Convention, generally not be subject to Canadian federal income tax unless the value of the shares of the Company at the time of the disposition of the Common Shares is derived principally from "real property situated in Canada" within the meaning set out in the Convention. U.S. Residents whose Common Shares are taxable Canadian property should consult their own advisors regarding filing and other Canadian federal tax considerations.

                              SELLING SHAREHOLDERS

    The following table provides information concerning the beneficial ownership of our common shares by each of the selling shareholders. Unless otherwise indicated, the selling shareholders are the legal and beneficial owners of the shares they are selling and have sole voting and investment power over such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such selling shareholder under options exercisable within 60 days of November 3, 2003 are deemed beneficially owned by such selling shareholder and are deemed outstanding for purposes of the total number of outstanding shares for such selling shareholder. Except as described in the previous sentence, the following table does not give effect to common shares that may be acquired pursuant to options outstanding as of November 3, 2003.

                                                                                   NUMBER OF COMMON SHARES
                            NUMBER OF COMMON SHARES    NUMBER OF COMMON SHARES        TO BE OWNED AFTER
SELLING SHAREHOLDER           BENEFICIALLY OWNED      TO BE SOLD IN THE OFFERING        THE OFFERING
-------------------         -----------------------   --------------------------   -----------------------
Peter Roberts.............        145,635(1)                   100,000                     45,635(3)
Norman Toms...............         90,783(2)                    57,778                     33,005(4)

------------

(1) Includes 143,135 common shares issuable upon exercise of options exercisable within 60 days of November 3, 2003. The selling shareholder acquired the securities on the following dates: 120,000 options on January 29, 1999; 2,500 shares on June 17, 1999; 8,750 options on June 16, 2000; 5,625 options on December 5, 2000; 4,333 options on October 22, 2001; and 4,427 options on July 26, 2002. Of the 145,635 securities held by the selling shareholder, 4,427 were acquired within the past twelve months when 4,427 options to purchase common shares were granted at an exercise price of CDN$3.50 per common share. The selling shareholder is expected to exercise 120,000 options at a price of CDN$5.63 per share, for an aggregate cost of CDN$675,600, on or before closing of the offering.

(2) Includes 53,005 common shares issuable upon exercise of options exercisable within 60 days of November 3, 2003. The selling shareholder acquired the securities on the following dates: 20,000 options on June 5, 1997; 28,578 options on July 22, 1999; 35,556 shares on July 21, 2000; 2,222 shares on July 24, 2000; and 4,427 options on July 26, 2002. Of the 90,783 securities held by the selling shareholder, 4,427 were acquired within the past twelve months when 4,427 options to purchase common shares were granted on July 26, 2002 at an exercise price of CDN$3.50 per common share. The selling shareholder is expected to exercise 20,000 options at a price of CDN$0.90 per share, for an aggregate cost of CDN$18,000, on or before closing of the offering.

(3) Represents 0.0019% of the total common shares that will be outstanding after the offering.

(4) Represents 0.0014% of the total common shares that will be outstanding after the offering.

                                  UNDERWRITING

    Under the underwriting agreement, each of the underwriters named below has severally agreed to purchase from us and from the selling shareholders the number of common shares shown opposite its name below:

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Lehman Brothers Inc.........................................     2,000,000
CIBC World Markets Inc......................................     2,000,000
                                                                 ---------
Total.......................................................     4,000,000
                                                                 =========

    The underwriting agreement provides that the underwriters' obligations to purchase shares are several and depend on the satisfaction of the conditions contained in the underwriting agreement, including:

    - the obligation to purchase all of the common shares offered hereby if any of the shares are purchased;

    - the representations and warranties made by us to the underwriters are true;

    - there is no material change in the financial markets; and

    - we deliver customary closing documents to the underwriters.

    The obligations of the underwriters may be terminated upon the occurrence of certain stated events.

OVER-ALLOTMENT OPTION

    We have granted to the underwriters an option to purchase up to an aggregate of 600,000 additional common shares, exercisable to cover over-allotments, and for market stabilization purposes, at the public offering price less the underwriting discount shown on the cover page of this prospectus. The underwriters may exercise this option at any time, and from time to time, until 30 days after the date of the closing of this offering. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional common shares proportionate to that underwriter's initial commitment as indicated in the preceding table, and we will be obligated to sell the additional common shares to the underwriters.

DISCOUNT AND EXPENSES

    The following table summarizes the underwriting discount that we and the selling shareholders will pay. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 600,000 common shares. The underwriting fee is the difference between the public offering price and the amount the underwriters pay to purchase the shares.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................
Total.......................................................

    The underwriters have advised us and the selling shareholders that they propose to offer the common shares directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, who may include the underwriters, at the public offering price less
a selling concession not in excess of $      per share. The underwriters may
allow, and the selected dealers may reallow, a concession not in excess of
$      per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

    We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, will be approximately
$      million. We will pay all costs and expenses of this offering, including those of the selling shareholders.

LOCK-UP AGREEMENTS

    We have agreed that, without the prior written consent of the underwriters and except as disclosed in the financial statements incorporated by reference into this prospectus, we will not, directly or indirectly, offer, sell or dispose of any common shares or any securities which may be converted into or exchanged for any common shares for a period of 90 days from the date of this prospectus. The selling shareholders, our executive officers and directors and certain other officers, holding in the aggregate 590,500 common shares, have agreed under lock-up agreements not to, without the prior written consent of the underwriters, directly or indirectly, offer, sell or otherwise dispose of any common shares or any securities which may be converted into or exchanged or exercised for any common shares for a period of 90 days from the date of this prospectus.

U.S. AND CANADIAN OFFERING

    This offering is being made concurrently in the United States and each of the provinces of Canada pursuant to the multijurisdictional disclosure system implemented by the securities regulatory authorities in the United States and Canada. Subject to applicable law and certain restrictions, the underwriters may offer the common shares outside the United States and Canada. Broker-dealer affiliates of the underwriters may sell the common shares in the United States, Canada or elsewhere, in each case pursuant to applicable law.

INDEMNIFICATION

    We and the selling shareholders have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under U.S. and Canadian securities laws and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common shares, in accordance with Regulation M under the United States Securities Exchange Act of 1934, or the 1934 Exchange Act:

    - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

    - Stabilizing transactions permit bids to purchase common shares so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

    These stabilizing transactions, syndicate covering transactions and penalty bids may raise or maintain the market price of our common shares or prevent or slow a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time. Neither we, the selling shareholders, nor either of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we, the selling shareholders, nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

    Pursuant to policy statements of the Ontario Securities Commission and the Commission des valeurs mobilieres du Quebec, the underwriters may not, throughout the period of distribution under this prospectus, bid for or purchase any common shares. The foregoing restriction is subject to certain exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the common shares. These exceptions include a bid or purchase permitted under the by-laws and rules of the Toronto Stock Exchange relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first mentioned exception, in connection with this offering the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the common shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. If the underwriters create a short position in common shares in connection with this offering, the underwriters may reduce that short position by purchasing common shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

PASSIVE MARKET MAKING

    In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in our common shares on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the 1934 Exchange Act during a period before the commencement of offers or sales of common shares and extending through completion of the distribution. A passive market maker must display its bid at a price, not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

STAMP TAXES

    If you purchase common shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

OTHER RELATIONSHIPS

    Some of the underwriters have performed and may in the future perform investment banking and advisory services for us from time to time for which they have received or may in the future receive customary fees and expenses.

                                 LEGAL MATTERS

    Certain Canadian legal matters in connection with the offering will be passed upon on our behalf by Blake, Cassels & Graydon LLP and on behalf of the underwriters by McCarthy Tetrault LLP. Certain U.S. legal matters in connection with the offering will be passed upon on our behalf by Davis Wright
Tremaine LLP and on behalf of the underwriters by Simpson Thacher &
Bartlett LLP. As of the date hereof, partners and associates of Blake, Cassels & Graydon LLP and McCarthy Tetrault LLP own beneficially, directly and indirectly, less than 1% of the common shares.

                                    EXPERTS

    KPMG LLP, independent chartered accountants, have audited our consolidated financial statements as at December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference herein in reliance on KPMG LLP's reports, and upon the authority of KPMG LLP as experts in accounting and auditing.

    With respect to the pro forma consolidated statements of operations for the year ended December 31, 2002 and for the nine-month period ended September 30, 2003 incorporated by reference herein, the independent chartered accountants have reported that they applied limited procedures in accordance with Canadian professional standards for preparation of a compilation report. However, their separate compilation report incorporated by reference herein states that they are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the United States Securities Act of 1933 for their report on the pro forma financial information and the related comments for the United States readers on differences between Canadian and United States reporting standards because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the United
States Securities Act of 1933.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

    Our auditors are KPMG LLP, Chartered Accountants, 777 Dunsmuir, Vancouver, BC V7Y 1K3.

    The registrar and transfer agent for the common shares in Canada is Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia and in the United States is Computershare Trust Company, Inc., 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado. These offices and the principal offices of Computershare Trust Company of Canada in the city of Toronto can effect transfers and make deliveries of certificates for common shares.

                      DOCUMENTS INCORPORATED BY REFERENCE

    Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which were filed with the securities commission or similar authority in each of the provinces of Canada where this short form prospectus is being filed:

    - Our Annual Information Form dated May 14, 2003, including management's discussion of operating results;

    - Our audited consolidated financial statements as at December 31, 2002 and 2001, and for each of the years in the three-year period ended
      December 31, 2002, together with the notes thereto and the auditors' report thereon;

    - Our unaudited consolidated financial statements as at September 30, 2003 and for the nine-month periods ended September 30, 2003 and 2002, together with the notes thereto and including management's discussion and analysis of financial condition and results of operations;

    - Our unaudited pro forma consolidated statements of operations for the year ended December 31, 2002 and for the nine-month period ended September 30, 2003, including the compilation report thereon;

    - The financial statements for AirPrime, Inc. as at December 31, 2002 and 2001, and for the years ended December 31, 2002 and 2001, together with the notes thereto and the auditors' report thereon;

    - The unaudited financial statements of AirPrime, Inc. as at June 30, 2003 and for the six-month periods ended June 30, 2003 and 2002, together with the notes thereto;

    - The Information Circular dated March 19, 2003 relating to our Annual and Special Meeting of shareholders held on April 28, 2003, except for any information set out therein relating to the composition of the compensation committee of the board of directors and its report on executive compensation and corporate governance and any performance graph therein;

    - A Material Change Report dated January 30, 2003 pertaining to the results for the fourth quarter of 2002 and the 2002 fiscal year;

    - A Material Change Report dated March 26, 2003 pertaining to the appointment of Nadir Mohamed to the Board of Directors;

    - A Material Change Report dated April 24, 2003 pertaining to the results for the first quarter of 2003;

    - A Material Change Report dated June 16, 2003 pertaining to the announcement of the acquisition of AirPrime, Inc.;

    - A Material Change Report dated July 17, 2003 pertaining to the results for the second quarter of 2003;

    - A Material Change Report dated August 13, 2003 pertaining to the completion of the acquisition of AirPrime, Inc.;

    - A Material Change Report dated October 8, 2003 pertaining to the launch of the Voq line of professional phones; and

    - A Material Change Report dated October 22, 2003 pertaining to the results for the third quarter of 2003.

    Any documents of the type referred to above and any material change report, excluding confidential reports, filed by us with a securities commission or similar regulatory authority in Canada after the date of this short form prospectus and prior to the termination of any offering hereunder shall be deemed to be incorporated by reference into this short form prospectus.

    ANY STATEMENT CONTAINED IN THIS SHORT FORM PROSPECTUS OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED, FOR PURPOSES OF THIS SHORT FORM PROSPECTUS, TO THE EXTENT THAT A STATEMENT CONTAINED IN THIS SHORT FORM PROSPECTUS OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT THAT ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT IS NOT TO BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED IN ITS UNMODIFIED OR SUPERSEDED FORM TO CONSTITUTE A PART OF THIS SHORT FORM PROSPECTUS.

    All disclosure contained in a supplemented PREP prospectus that is not contained in the base PREP prospectus will be incorporated by reference into the base PREP prospectus as of the date of the supplemented PREP prospectus.

    INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS FROM DOCUMENTS FILED WITH THE SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary, at Sierra
Wireless, Inc., 13811 Wireless Way, Richmond, British Columbia, V6V 3A4. You may call us at (604) 231-1100. For the purpose of the Province of Quebec, this short form prospectus contains information to be completed by consulting the permanent information record, a copy of which permanent information record may also be obtained from the Corporate Secretary at the address noted above. Copies of documents incorporated by reference or forming part of the permanent information record may also be obtained by accessing the Web site located at www.sedar.com.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the U.S. Securities and Exchange Commission a registration statement on Form F-10, which together with all amendments and supplements thereto, we refer to as the Registration Statement, under the United States Securities Act of 1933, with respect to the common shares offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to us, and the common shares offered hereby, reference is made to the Registration Statement and to the schedules and exhibits filed therewith. Statements contained in this prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

    We are subject to the informational requirements of the Exchange Act of 1934, as amended, and in accordance therewith file periodic reports and other information with the Securities and Exchange Commission. Under a multi-jurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, we are not required to publish financial statements as frequently or as promptly as U.S. companies. Any information filed with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Securities and Exchange Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W.,
Washington, D.C. 20549.

    Information on the operation of the public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Web site at WWW.SEC.GOV that contains certain reports and information filed by registrants, like us, who file documents electronically with the Securities and Exchange Commission. Our common shares are quoted on the Nasdaq National Market and reports and other information concerning us may be inspected at the offices of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006-1500.

             DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

    The following documents have been filed with the Securities and Exchange Commission as part of the Registration Statement of which this prospectus forms a part: the documents referred to under the heading "Documents Incorporated by Reference"; Consent of KPMG LLP; Consent of Deloitte & Touche LLP; Consent of Blake, Cassels & Graydon LLP; Consent of McCarthy Tetrault LLP; Consent of Davis Wright Tremaine LLP; Consent of Simpson Thacher & Bartlett LLP; Powers of Attorney; and the underwriting agreement.

                                    PART II
       INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

    Section 124 of the Canada Business Corporations Act, or the CBCA, provides:

(1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2) A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

(3) A corporation may not indemnify an individual under subsection (1) unless the individual:

    (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

    (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

(4) A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity:

    (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

    (b) fulfils the conditions set out in subsection (3).

(6) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual:

    (a) in the individual's capacity as a director or officer of the corporation; or

    (b) in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

(7) A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

(8) An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(9) On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

    In accordance with the CBCA, the Bylaws of the Company provide that:

    Subject to the provisions of the CBCA, the Company shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Company shall also indemnify such person in such other circumstances as the CBCA or law permits or requires. Nothing in the by-laws of the Company shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of the by-laws.

    A policy of directors' and officers' liability insurance is maintained by the Company which insures directors and officers for certain losses as a result of claims, other than those excluded by the insurance policy, against the directors and officers of the Company in their capacity as directors and officers and also reimburses the Company for payments made pursuant to the indemnity provisions under the articles and the CBCA. The Company has also entered into indemnity agreements with its directors and certain executive officers which require the Company to indemnify the director or executive officer and his or her heirs or legal representatives against all costs, charges and expenses actually and reasonably incurred by the indemnified person arising out of or relating to any civil, criminal or administrative action or proceeding to which the indemnified person is or was made a party or is or was threatened to be made a party, by reason of having been a director or officer of the Company or any subsidiary of the Company, including without limitation any action brought by the Company or any subsidiary of the Company. The Company is not required to indemnify the indemnified person pursuant to the indemnity agreement if the indemnified person did not with respect to the act or matter giving rise to the proposed indemnification:

    - act honestly and in good faith with a view to the best interests of the Company or the subsidiary of the Company, or

    - in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, have reasonable grounds for believing that his or her conduct was lawful.

    INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE REGISTRANT PURSUANT TO THE FOREGOING PROVISIONS, THE REGISTRANT HAS BEEN INFORMED THAT IN THE OPINION OF THE U.S. SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                          DESCRIPTION
-------                 ------------------------------------------------------------
        3.1*            Form of Underwriting Agreement

        4.1             Annual Information Form dated May 14, 2003, including
                        Management's Discussion and Analysis of Financial Condition
                        and Results of Operations, which is contained in the
                        Registrant's 2002 Annual Report on Form 20-F/A for the year ended December 31, 2002, filed on May 20, 2003 with the
                        Securities and Exchange Commission and is incorporated by
                        reference

        4.2             Audited consolidated financial statements as at
                        December 31, 2002 and 2001, and for each of the years in the three year period ended December 31, 2002, together with the notes thereto and the auditors' report thereon included in
                        Management's Discussion and Analysis of Financial Condition
                        and Results of Operations for the years so indicated, which are contained in the Registrant's 2002 Annual Report on
                        Form 20-F/A for the year ended December 31, 2002, filed on
                        May 20, 2003 with the Securities and Exchange Commission and are incorporated by reference

        4.3             Unaudited consolidated financial statements as at
                        September 30, 2003 and for the nine-month periods ended
                        September 30, 2003 and 2002, together with the notes
                        thereto, including Management's Discussion and Analysis of
                        Financial Condition and Results of Operations, which are
                        contained in the Registrant's Form 6-K filed on October 24,
                        2003 with the Securities and Exchange Commission and are
                        incorporated by reference

        4.4             Unaudited pro forma consolidated statements of operations
                        for the year ended December 31, 2002 and for the nine-month period ended September 30, 2003, including the compilation report thereon, which is contained in the Registrant's
                        Form 6-K filed on November 4, 2003 with the Securities and
                        Exchange Commission and are incorporated by reference

        4.5             The financial statements for AirPrime, Inc. as at
                        December 31, 2002 and 2001, and for the years ended
                        December 31, 2002 and 2001, together with the notes thereto and the auditors' report thereon, which are contained in the
                        Registrant's Form 6-K filed on November 4, 2003 with the
                        Securities and Exchange Commission and are incorporated by reference

        4.6             The unaudited financial statements of AirPrime Inc. as at
                        June 30, 2003 and the six-month periods ended
                        June 30, 2003 and 2002, together with the notes thereto,
                        which are contained in the Registrant's Form 6-K filed on
                        November 4, 2003 with the Securities and Exchange Commission and are incorporated by reference

        4.7             The Information Circular dated March 19, 2003 relating to
                        the Registrant's Annual and Special Meeting of shareholders held on April 28, 2003, except for any information set out therein relating to the composition of the compensation
                        committee of the board of directors and its report on
                        executive compensation and corporate governance and any
                        performance graph therein, which is contained in the
                        Registrant's Report on Form 6-K, filed on April 4, 2003 with the Securities and Exchange Commission and is incorporated by reference

        4.8 A Material Change Report dated January 30, 2003 pertaining to the results for the fourth quarter of 2002 and the 2002 fiscal year, which is contained in the Registrant's Report on Form 6-K, filed on February 4, 2003 with the Securities and Exchange Commission and is incorporated by reference

        4.9             A Material Change Report dated March 26, 2003 pertaining to the appointment of Nadir Mohamed to the Board of Directors, which is contained in the Registrant's Report on

EXHIBIT
NUMBER                                          DESCRIPTION
-------                 ------------------------------------------------------------
                        Form 6-K, filed on March 27, 2003 with the Securities and
                        Exchange Commission and is incorporated by reference

        4.10            A Material Change Report dated April 24, 2003 pertaining to the results for the first quarter of 2003, which is
                        contained in the Registrant's a Report on Form 6-K, filed on
                        April 25, 2003 with the Securities and Exchange Commission and is incorporated by reference

        4.11            A Material Change Report dated June 16, 2003 pertaining to the announcement of the acquisition of AirPrime, Inc., which is contained in the Registrant's Report on Form 6-K, filed on June 17, 2003 with the Securities and Exchange Commission and is incorporated by reference

        4.12 A Material Change Report dated July 17, 2003 pertaining to the results for the second quarter of 2003, which is contained in the Registrant's Report on Form 6-K, filed on July 18, 2003 with the Securities and Exchange Commission and is incorporated by reference

        4.13            A Material Change Report dated August 13, 2003 pertaining to the completion of the acquisition of AirPrime, Inc., which is contained in the Registrant's Report on Form 6-K, filed on August 14, 2003 with the Securities and Exchange
                        Commission and is incorporated by reference

        4.14            A Material Change Report dated October 8, 2003 pertaining to the launch of the Voq line of professional phones, which is contained in the Registrant's Report on Form 6-K, filed on
                        October 9, 2003 with the Securities and Exchange Commission and is incorporated by reference

        4.15            A Material Change Report dated October 22, 2003 pertaining to the results for the third quarter of 2003. which is
                        contained in the Registrant's Report on Form 6-K, filed on
                        October 23, 2003 with the Securities and Exchange Commission and is incorporated by reference

        5.1             Consent of KPMG LLP

        5.2             Consent of Deloitte & Touche LLP

        5.3*            Consent of McCarthy Tetrault LLP

        5.4*            Consent of Blake, Cassels & Graydon LLP

        5.5*            Consent of Davis Wright Tremaine LLP

        5.6*            Consent of Simpson Thacher & Bartlett LLP

        6.1             Powers of Attorney (included on the signature pages of this registration statement)

------------

*   To be filed with subsequent amendment.

                                    PART III
                 UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.  UNDERTAKING

    The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2.  CONSENT TO SERVICE OF PROCESS

    (a) Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

    (b) Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

                                     III-1

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on this 29th day of October, 2003.

                                                       SIERRA WIRELESS, INC.

                                                       By:  /s/ DAVID SUTCLIFFE
                                                            -----------------------------------------
                                                            David Sutcliffe
                                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints David Sutcliffe and Peter W. Roberts, and each of them, his true lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form F-10 and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection therewith, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                 CAPACITY                      DATE
---------------------------------------------  -----------------------------------  ----------------
             /s/ DAVID SUTCLIFFE
    ------------------------------------       Chairman and Chief Executive         October 29, 2003
               David Sutcliffe                   Officer

            /s/ PETER W. ROBERTS
    ------------------------------------       Chief Financial Officer (Principal   October 29, 2003
              Peter W. Roberts                   Financial and Accounting Officer)

              /s/ PETER CICERI
    ------------------------------------       Director                             October 29, 2003
                Peter Ciceri

              /s/ GREGORY AASEN
    ------------------------------------       Director                             October 29, 2003
                Gregory Aasen

                                     III-2

                  SIGNATURE                                 CAPACITY                      DATE
---------------------------------------------  -----------------------------------  ----------------
              /s/ PAUL CATAFORD
    ------------------------------------       Director                             October 29, 2003
                Paul Cataford

             /s/ CHARLES LEVINE
    ------------------------------------       Director                             October 29, 2003
               Charles Levine

              /s/ NADIR MOHAMED
    ------------------------------------       Director                             October 29, 2003
                Nadir Mohamed

              /s/ S. JANE ROWE
    ------------------------------------       Director                             October 29, 2003
                S. Jane Rowe

    Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this registration statement solely in the capacity of the duly authorized representative of Sierra Wireless, Inc. in the United States, in the City of Portland, State of Oregon, on this 29th day of October, 2003.

                                                   By:                /s/ MICHAEL MCARTHUR-PHILLIPS
                                                                -----------------------------------------
                                                                     Michael McArthur-Phillips, Esq.
                                                                        DAVIS WRIGHT TREMAINE LLP

                                     III-3

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                          DESCRIPTION
-------                 ------------------------------------------------------------
        3.1*            Form of Underwriting Agreement

        4.1             Annual Information Form dated May 14, 2003, including
                        Management's Discussion and Analysis of Financial Condition
                        and Results of Operations, which is contained in the
                        Registrant's 2002 Annual Report on Form 20-F/A for the year ended December 31, 2002, filed on May 20, 2003 with the
                        Securities and Exchange Commission and is incorporated by
                        reference

        4.2             Audited consolidated financial statements as at
                        December 31, 2002 and 2001, and for each of the years in the three year period ended December 31, 2002, together with the notes thereto and the auditors' report thereon included in
                        Management's Discussion and Analysis of Financial Condition
                        and Results of Operations for the years so indicated, which are contained in the Registrant's 2002 Annual Report on
                        Form 20-F/A for the year ended December 31, 2002, filed on
                        May 20, 2003 with the Securities and Exchange Commission and are incorporated by reference

        4.3             Unaudited consolidated financial statements as at
                        September 30, 2003 and for the nine-month periods ended
                        September 30, 2003 and 2002, together with the notes
                        thereto, including Management's Discussion and Analysis of
                        Financial Condition and Results of Operations, which are
                        contained in the Registrant's Form 6-K filed on October 24,
                        2003 with the Securities and Exchange Commission and are
                        incorporated by reference

        4.4             Unaudited pro forma consolidated statements of operations
                        for the year ended December 31, 2002 and for the nine-month period ended September 30, 2003, including the compilation report thereon, which is contained in the Registrant's
                        Form 6-K filed on November 4, 2003 with the Securities and
                        Exchange Commission and are incorporated by reference

        4.5             The financial statements for AirPrime, Inc. as at
                        December 31, 2002 and 2001, and for the years ended
                        December 31, 2002 and 2001, together with the notes thereto and the auditors' report thereon, which are contained in the
                        Registrant's Form 6-K filed on November 4, 2003 with the
                        Securities and Exchange Commission and are incorporated by reference

        4.6             The unaudited financial statements of AirPrime Inc. as at
                        June 30, 2003 and the six-month periods ended
                        June 30, 2003 and 2002, together with the notes thereto,
                        which are contained in the Registrant's Form 6-K filed on
                        November 4, 2003 with the Securities and Exchange Commission and are incorporated by reference

        4.7             The Information Circular dated March 19, 2003 relating to
                        the Registrant's Annual and Special Meeting of shareholders held on April 28, 2003, except for any information set out therein relating to the composition of the compensation
                        committee of the board of directors and its report on
                        executive compensation and corporate governance and any
                        performance graph therein, which is contained in the
                        Registrant's Report on Form 6-K, filed on April 4, 2003 with the Securities and Exchange Commission and is incorporated by reference

        4.8 A Material Change Report dated January 30, 2003 pertaining to the results for the fourth quarter of 2002 and the 2002 fiscal year, which is contained in the Registrant's Report on Form 6-K, filed on February 4, 2003 with the Securities and Exchange Commission and is incorporated by reference

        4.9             A Material Change Report dated March 26, 2003 pertaining to the appointment of Nadir Mohamed to the Board of Directors, which is contained in the Registrant's Report on Form 6-K, filed on March 27, 2003 with the Securities and Exchange
                        Commission and is incorporated by reference

EXHIBIT
NUMBER                                          DESCRIPTION
-------                 ------------------------------------------------------------
        4.10            A Material Change Report dated April 24, 2003 pertaining to the results for the first quarter of 2003, which is
                        contained in the Registrant's a Report on Form 6-K, filed on
                        April 25, 2003 with the Securities and Exchange Commission and is incorporated by reference

        4.11            A Material Change Report dated June 16, 2003 pertaining to the announcement of the acquisition of AirPrime, Inc., which is contained in the Registrant's Report on Form 6-K, filed on June 17, 2003 with the Securities and Exchange Commission and is incorporated by reference

        4.12 A Material Change Report dated July 17, 2003 pertaining to the results for the second quarter of 2003, which is contained in the Registrant's Report on Form 6-K, filed on July 18, 2003 with the Securities and Exchange Commission and is incorporated by reference

        4.13            A Material Change Report dated August 13, 2003 pertaining to the completion of the acquisition of AirPrime, Inc., which is contained in the Registrant's Report on Form 6-K, filed on August 14, 2003 with the Securities and Exchange
                        Commission and is incorporated by reference

        4.14            A Material Change Report dated October 8, 2003 pertaining to the launch of the Voq line of professional phones, which is contained in the Registrant's Report on Form 6-K, filed on
                        October 9, 2003 with the Securities and Exchange Commission and is incorporated by reference

        4.15            A Material Change Report dated October 22, 2003 pertaining to the results for the third quarter of 2003. which is
                        contained in the Registrant's Report on Form 6-K, filed on
                        October 23, 2003 with the Securities and Exchange Commission and is incorporated by reference

        5.1             Consent of KPMG LLP

        5.2             Consent of Deloitte & Touche LLP

        5.3*            Consent of McCarthy Tetrault LLP

        5.4*            Consent of Blake, Cassels & Graydon LLP

        5.5*            Consent of Davis Wright Tremaine LLP

        5.6*            Consent of Simpson Thacher & Bartlett LLP

        6.1             Powers of Attorney (included on the signature pages of this registration statement)

------------

*   To be filed with subsequent amendment.